Exhibit 2.1

Registry of Deeds no. 854/2022 F

N E G O T I A T E D

in Frankfurt am Main

on 22 July 2022

Before me, the undersigning civil law notary

Dr. Sabine Funke

with offices in

Frankfurt am Main,

appeared today in the premises of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, to where I had betaken myself upon request of the parties:

1.	Dr. Dominik Waldvogel,

born on 5 July 1984,

with business address at c/o Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main,

- personally known to the notary -

acting not in his own name but excluding any personal liability as attorney of

Wood Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) under the laws of Luxembourg, having its registered office at 17 Boulevard F.W. Raiffeisen, 2411 Luxembourg, registered with the Luxembourg Commercial and Company Register (Régistre de Commerce et des Sociétés de Luxembourg) under B246570, on the basis of the power of attorney attached to this deed;

2.	Dr. Carsten Merforth,

born on 5 January 1967,

with business address at Am Bahnhof 123, 07929 Saalburg-Ebersdorf,

- identified by his official picture identification card –

acting not in his own name but in his capacity as managing director with sole signature power being exempt from the restrictions of Sec. 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) for an on behalf of

Mainsee 1434. VV GmbH, a limited liability company under the laws of Germany and registered in the commercial register of the local court of Frankfurt am Main under HRB 127458 with its registered address at Frankfurt am Main, Germany;

3.	Harjit Singh Sangra,

born on 22 May 1959,

with business address at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L2, Canada,

– personally known to the notary –

acting not in his own name but excluding any personal liability as attorney of

Mercer International Inc., a corporation organized under the laws of the State of Washington, having an office address at Suite 1120 – 700 West Pender Street, V6C 1G8 Vancouver, British Columbia, Canada,

on the basis of the power of attorney attached hereto.

2

In the case a certified copy of the relevant power of attorney is attached to this deed, the original was presented to the notary at this recording. I, the undersigned notary, herewith certify that the attached certified copies of the powers of attorney are true and complete copies of the respective original powers of attorney presented to me. In the case only a copy is attached, the original shall be provided to the notary in due course. A certified copy thereof shall be sealed to the present deed.

The persons appearing do not assume any personal liability as to the validity or the scope of the powers of attorney presented. The notary advised the persons appearing that she is obliged to verify the power of representation of the persons appearing and to examine the documents presented with respect to a proof of such powers. After a discussion of the documentation presented on the day hereof, the persons appearing declared that they did not wish any further proof of their power of representation and requested the notary to continue with the notarization.

The persons appearing requested the notary to notarize this deed in the English language (with the exception of the parts of the deed which are in the German language and which were therefore notarized in the German language). The persons appearing confirmed that they are in adequate command of the English language. The notary declared that she is also in adequate command of the English language.

Prior to the notarization (Beurkundung), the notary asked whether she herself, or any person associated with her for the joint exercise of their profession, has in the past acted or is presently acting in a capacity other than that of officiating notary in the matter to be notarized. The persons appearing declared that this is not the case.

The persons appearing thereupon requested the notarization of the following

SALE AND PURCHASE AGREEMENT

relating to

Wood Holdco GmbH

which is attached as appendix to this deed and which forms an integral part of this deed.

3

The parties hereto incorporate into this deed by reference according to Section 13 lit. a) of the German Notarization Act (Beurkundungsgesetz) the notarial reference deed (Bezugsurkunde) no. 853/2022 F of the acting notary dated 20/21/22 July 2022 (the “Reference Deed”). The persons appearing hereby confirm and approve all declarations made in the Reference Deed by the person appearing at the notarization thereof in their entirety and in all respects; as a matter of precaution, they hereby adopt these declarations as their own. The persons appearing confirm that they have full knowledge of the contents of the Reference Deed. After having been advised by the notary of the relevance of the reference to the Reference Deed, the persons appearing waive their right to have the Reference Deed read out to them and to have a copy thereof attached to the present deed. The original of the Reference Deed was available to the persons appearing during notarization.

The notary advised the parties that

•	the seller and the purchaser are jointly liable for contributions still outstanding if shares have not been fully paid in;

•	the target company’s assets required to maintain the share capital may not be paid out (sec. 30, 31 GmbHG);

•

in the event of any change in the persons of the shareholders or in the scope of their stake, only that person shall be deemed vis-à-vis the target company as shareholder who is identified as such in the list of shareholders which has been made part of the commercial register’s record, and that prior to such reflection in the commercial register, the purchaser cannot act as a shareholder of the target company, unless recording of the current list of shareholders is effected without undue delay following the exercise of the shareholder rights by the purchaser;

•	real estate transfer tax may be triggered by the transactions contemplated in this deed if the target company holds real property;

•	certain information regarding the ultimate beneficial owner of the target company is to be notified to the German transparency register under www.transparenzregister.de without undue delay;

•	the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement entered into in that respect; and

•	the notary did not advise the parties on tax issues and therefore will not assume any liability in this respect. This is expressly confirmed by the parties.

****

4

This deed including the Sale and Purchase Agreement relating to Wood Holdco GmbH attached as appendix together with Exhibits 1.1 and 10.8 thereto was read out to the persons appearing by the notary (except for its cover page, its table of contents, its index of exhibits and the list of definitions contained in Exhibit 1.1 which are attached for convenience purposes only). Thereupon, this entire deed was approved by the persons appearing and was personally signed by the persons appearing and the notary as follows:

/s/ Dr. Dominik Waldvogel

/s/ Dr. Carsten Merforth

/s/ Harjit Singh Sangra

5

July 22, 2022

Project Silva | SPA

private and confidential

Wood Intermediate S.à r.l.

(as the Seller)

Mainsee 1434. V V GmbH

(as the Purchaser)

and

Mercer International Inc.

(as the Guarantor)

Sale and Purchase Agreement

regarding all shares in

Wood Holdco GmbH

CONTENTS

1.	DEFINITIONS	2

2.	CURRENT STATUS	2

3.	SALE, PURCHASE AND ASSIGNMENT OF THE SOLD SHARES AND RECEIVABLES	4

4.	PURCHASE PRICE	5

5.	REPAYMENT OF SENIOR DEBT UNDER THE FINANCE DOCUMENTS; PLEDGE RELEASE	7

6.	REPAYMENT OF DEBT UNDER STAK LOAN AGREEMENT	8

7.	PAYMENTS AND DEFAULT	8

8.	CONDITION TO CLOSING	9

9.	CLOSING DATE; CLOSING; CLOSING ACTIONS	12

10.	SELLER’S GUARANTEES	14

11.	SELLER’S COVENANTS	19

12.	REMEDIES	22

13.	LIMITATION OF SELLER’S LIABILITY	27

14.	PURCHASER’S AND GUARANTOR’S REPRESENTATIONS AND WARRANTIES	30

15.	PURCHASER’S COVENANTS	31

16.	PURCHASER’S INDEMNITY	32

17.	SELLER’S REMEDIES	33

18.	CONFIDENTIALITY	34

19.	GUARANTOR’S UNDERTAKING	35

20.	MISCELLANEOUS	35

21.	GOVERNING LAW AND PLACE OF JURISDICTION	39

22.	PUBLIC ANNOUNCEMENTS	39

23.	SEVERABILITY	39

INDEX OF EXHIBITS

Exhibit (B)	Subsidiaries

Exhibit 1	Definitions

Exhibit 2.2(a)(i)	Financing Agreement

Exhibit 2.2(a)(ii)	Financing Collateral

Exhibit 2.2(b)	On-Loan Agreement

Exhibit 2.2(c)(i)	Shareholder Loan Agreements

Exhibit 2.2(c)(ii)	STAK Loan Agreement

Exhibit 2.3(a)	Subsidiaries’ Managers

Exhibit 2.3(b)(i)	Shareholder’s Resolution Company - Managers

Exhibit 2.3(b)(ii)	Shareholders’ Resolutions Subsidiaries - Managers

Exhibit 2.4(b)-1	Instruction regarding Call Option

Exhibit 2.4(b)-2	Call Option Exercise

Exhibit 2.5(a)	Real Estate subject to Title Option

Exhibit 2.5(b)-1	Instruction regarding Title Option

Exhibit 2.5(b)-2	Title Option Exercise

Exhibit 3.3(c)	Permissions

Exhibit 3.3(d)	Termination Agreement

Exhibit 6.2	Contribution Documentation

Exhibit 6.3	STAK Approval Letter

Exhibit 9.4	Closing Confirmation

Exhibit 10.7(b)(ix)	Permitted Leakage

Exhibit 10.8	Further Seller’s Guarantees

Exhibit 11.1-1	Conduct of Business

Exhibit 11.1(a)	Conduct of Business Shareholder’s Resolution Company

Exhibit 11.1(b)	Conduct of Business Shareholders’ Resolution Subsidiaries

Exhibit 11.1-2	Measures Requiring Consent

Exhibit 11.6(b)	Bring-Down Certificate

Exhibit 13.6(a)	W&I Insurance

Exhibit 16.2(b)	Waiver

Sale and Purchase Agreement

by and between

(1)

Wood Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, having its registered office at Luxembourg, registered with the Luxembourg Register of Commerce and Companies (registre de commerce et des sociétés) under registration number B246570, and with business address at 17 Boulevard F.W. Raiffeisen, 2411 Luxembourg, Grand Duchy of Luxembourg,

– “Seller” –

(2)

Mainsee 1434. V V GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, having its business address at Am Bahnhof 123, 07929 Saalburg-Ebersdorf and its seat in Frankfurt am Main, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 127458,

– “Purchaser” –

and

(3)

Mercer International Inc., a corporation organized under the laws of the State of Washington, having an office address at Suite 1120 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8,

– “Guarantor” –;

(the Seller together with the Purchaser and the Guarantor are together jointly referred to as the “Parties” and each of them as a “Party”).

RECITALS

(A)

The Seller is the sole shareholder of Wood Holdco GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and existing under the laws of Germany, having its registered office at c/o HIT Holzindustrie Torgau GmbH & Co. KG, Forstweg 1, 04860 Torgau and its seat in Leipzig, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Leipzig under registration number HRB 37993 (the “Company”).

(B)

The Company holds directly or indirectly the shares or equity interests in the entities as set forth in Exhibit (B) (such entities collectively the “Subsidiaries” and each a “Subsidiary” and together with the Company, the “Group” or the “Group Companies”, and each individually a “Group Company”). The shares or equity interests held by the Company in any Subsidiary and the shares or equity interests held by any Subsidiary in any other Subsidiary are herein collectively referred to as the “Subsidiary Interests”.

(C)

The Group produces and supplies wooden pallets and associated wood products. The Group’s business, taken as a whole, as presently conducted, disregarding the transactions contemplated by this sale and purchase agreement (the “Agreement”) shall hereinafter be referred to as the “Business”.

(D)	The Guarantor is the ultimate parent company of the Purchaser.

(E)

By entering into this Agreement, the Seller wishes to sell and transfer to the Purchaser, and the Purchaser, having carried out a satisfactory due diligence review of the Group and its Business, wishes to acquire from or with the support of the Seller, all shares in the Company as well as certain receivables under existing loans to the Group to acquire a 100% consolidated equity interest in the Business as herein provided (the “Transaction”).

(F)

By entering into this Agreement, the Guarantor wishes to accede to all of the Purchaser’s obligations and liabilities under or in connection with this Agreement (Schuldbeitritt) so as to guarantee the due and full performance or fulfillment, respectively, of all such obligations and liabilities of the Purchaser.

1.	DEFINITIONS

The definitions used in this Agreement shall have the meanings ascribed to them herein including as set out in Exhibit 1.

2.	CURRENT STATUS

2.1	Sold Shares

The Company is incorporated and registered as specified in Preamble (A). The registered share capital of the Company amounts to EUR 25,000. It is divided into 25,000 shares (serial numbers 1 to 25,000) with a nominal amount of EUR 1 each, which are all held by the Seller (the “Sold Shares”).

2.2	Financing

(a)	Senior debt under the Finance Documents

(i)

Certain Group Companies as borrowers and/or guarantors, as the case may be, are parties to the EUR 64,500,000 amended facilities agreement dated 20 November 2020 as set forth in more detail in Exhibit 2.2(a)(i) (the “Financing Agreement” along with the lenders party thereto (the “Lenders”) and together with all related security arrangements and other related documents, including ancillary facility agreements, waivers, extensions, fee agreements, intercreditor agreements and other ancillary documents, collectively referred to as the “Finance Documents”).

(ii)	The debt under the Financing Agreement is secured by certain security interests, instruments and other documents all as set forth in Exhibit 2.2(a)(ii) (collectively the “Financing Collateral”).

(b)	Debt under the On-Loan Agreement

HIT Holzindustrie Torgau GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) incorporated under German law with its registered office at Forstweg 1, 04860 Torgau and its seat in Torgau, registered with the commercial register at the local court of Leipzig under HRA 15241 (“HIT KG”), as borrower and the Seller as lender are parties to the capex and liquidity on-loan agreement as set forth in more detail in Exhibit 2.2(b) (the “On-Loan Agreement”).

(c)	Further debt under the Shareholder Loan Agreements and STAK Loan Agreement

(i)

Certain Group Companies as borrowers are parties to the shareholder loan agreements with various shareholders or Affiliates of shareholders of the Group all as set forth in Exhibit 2.2(c)(i) (the “Shareholder Loan Agreements”).

(ii)

HIT Holzindustrie Torgau Verwaltungsgesellschaft mbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under German law with its registered office at Forstweg 1, 04860 Torgau and its seat in Torgau, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Leipzig under HRB 33808 (“HIT Verwaltungsgesellschaft”) as borrower is party to a subordinated loan agreement with Stichting Administratiekantoor Wood Subordinated Debt, a trust foundation incorporated under Dutch law, registered with the Dutch trade register under registration number 861826152 (“STAK”), all as set forth in Exhibit 2.2(c)(ii) (the “STAK Loan Agreement”).

2.3	Managing Directors of the Group Companies

(a)

As of the Signing Date, (i) Christian Pospiech and Lars Lang (“Company Managers”) are the managing directors of the Company, and (ii) the managers listed in Exhibit 2.3(a) (“Subsidiaries’ Managers”) are the managing directors of the Subsidiaries.

(b)	On the Scheduled Closing Date, the Seller and the Purchaser shall

(i)

adopt a shareholder’s resolution as shareholder of the Company, in the form as attached in Exhibit 2.3(b)(i), (A) granting discharge (Entlastung) to the Company Managers and (B) waiving any claims against the Company Managers, in each case of (A) and (B) except for fraud (Arglist) and willful misconduct (Vorsatz) (the “Shareholder’s Resolution Company – Managers”); and

(ii)

procure that the Company and the Subsidiaries, as direct or indirect shareholder of the other Subsidiaries, as the case may be, adopt shareholders’ resolutions, substantially in the form as attached in Exhibit 2.3(b)(ii), (A) granting discharge (Entlastung) to each of the Subsidiaries’ Managers and (B) waiving any claims against each of the Subsidiaries’ Managers, in each case of (A) and (B) except for fraud (Arglist) and willful misconduct (Vorsatz) (the “Shareholders’ Resolutions Subsidiaries – Managers”).

2.4	Call Option

(a)

The Company owns an 89.9% interest in HIT KG and 10.1% is owned by K. Lippmann (the “Lippmann KG Interest”). Pursuant to a shareholders’ agreement made between the Company, K. Lippmann et al. dated November 23, 2020, and the limited partnership agreement of HIT KG dated November 23, 2020 (the “LPA”), the Company has the right in connection with the Transaction to fully purchase and acquire, or designate a third party to fully purchase and acquire, the Lippmann KG Interest (the “Call Option”) for an amount of up to EUR 749,875, plus any preferential profit participation not yet paid out, minus negative changes in the capital accounts of Mr. Lippmann between 31 December 2018 and the time of his withdrawal from the KG, in each case as set forth in the LPA (the “Call Price”).

(b)

Without undue delay after the date of this Agreement, the Seller shall irrevocably instruct the managing directors of the Company by way of a shareholder’s resolution substantially in the form as attached as Exhibit 2.4(b)-1 to issue the exercise notice substantially in the form as attached as Exhibit 2.4(b)-2 on the tenth (10th) day before the Scheduled Closing Date and to exercise the Call Option immediately after the completion of the Closing as instructed in the shareholders’ resolution and as described in the notice. The Seller shall deliver the duly executed instruction regarding the exercise of the Call Option to the Purchaser without undue delay.

2.5	Legal Registered Title of certain Real Estate of HIT KG

(a)

The legal registered title of certain real estate of HIT KG is held by Karlheinz Lippmann and Mr. Hilmer referred to as the “Quoad Sortem Real Property”, all as set out and described in Exhibit 2.5(a) and for which HIT KG has an option to acquire all such real estate (the “Title Option”) for an aggregate purchase price of EUR 100,000 (the “Title Option Price”).

(b)

On the Scheduled Closing Date, the Seller shall irrevocably instruct the managing directors of the Company by way of a shareholder’s resolution substantially in the form as attached as Exhibit 2.5(b)-1 to procure that the Title Option will be exercised by way of an exercise notice substantially in the form as attached as Exhibit 2.5(b)-2 immediately after the completion of the Closing and after the Company, Karlheinz Lippmann, Erste HIT Beteiligungsgesellschaft mbH and Zweite HIT Beteiligungsgesellschaft mbH have concluded the partnership interest sale and transfer agreement related to the sale and assignment of the Lippmann KG Interest.

2.6	Factoring Agreement

HIT KG is a party to a factoring facility agreement with Targo Commercial Finance AG dated September 22/October 28, 2016 as amended from time to time and last amended August 17, 2021 (the “Factoring Agreement”).

3.	SALE, PURCHASE AND ASSIGNMENT OF THE SOLD SHARES AND RECEIVABLES

3.1	Sale and assignment of the Sold Shares

(a)	The Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller, upon the terms of this Agreement, the Sold Shares.

(b)

Subject to the conditions precedent (aufschiebende Bedingungen) that (i) the Closing Condition has been fulfilled or duly waived in accordance with this Agreement and (ii) the Closing Actions pursuant to Section 9.2(a), 9.2(b), 9.2(c) and 9.2(d) have been performed or duly waived in accordance with this Agreement, the Seller hereby assigns (tritt ab) the Sold Shares to the Purchaser and the Purchaser accepts such assignment.

(c)

In connection with the sale and purchase of the Sold Shares by the Seller to the Purchaser, the Seller will procure the exercise by the Company of the Call Option and by HIT KG of the Title Option as herein provided in Section 2.4(b) and 2.5(b).

3.2	Economic Effect of the sale of the Sold Shares

Subject to the terms hereof, the Sold Shares are sold to the Purchaser with economic effect (mit wirtschaftlicher Wirkung) as of 1 January 2022, 00:00 hrs. (CET) (the “Effective Date”), including the right to receive all profits for the Company’s current fiscal year as well as all profits for previous fiscal years of the Company the allocation of which has not yet been resolved upon. Subject to the terms hereof, as of the Effective Date, all risks and burdens pertaining to the Sold Shares, the Company, the Subsidiaries and the Business shall pass to the Purchaser within the meaning of section 446 German Civil Code (Bürgerliches Gesetzbuch, “BGB”).

3.3	Sale and assignment of Receivables

(a)

The Seller hereby sells to the Purchaser (A) the claim for repayment of all of the amounts due, owing, accruing or otherwise payable under the On-Loan Agreement as of the Closing Date (including the respective claims for payment of unpaid interest accrued until and including the Closing Date) (the “On-Loan Receivable”) and (B) the claim for repayment of all of the amounts due, owing, accruing or otherwise payable under the Shareholder Loan Agreements as of the Closing Date (including the respective claims for payment of unpaid interest accrued until and including the Closing Date) (the “Shareholder Loan Receivables”; the Shareholder Loan Receivables together with the On-Loan Receivable, the “Receivables”), and the Purchaser hereby purchases from the Seller, upon the terms of this Agreement, the Receivables.

(b)

Subject to the conditions precedent (aufschiebende Bedingungen) that (i) the Closing Condition has been fulfilled or duly waived in accordance with this Agreement and (ii) the Closing Actions pursuant to Section 9.2(a), 9.2(b), 9.2(c) and 9.2(d) have been performed or duly waived in accordance with this Agreement, the Seller hereby assigns (tritt ab) the Receivables to the Purchaser and the Purchaser hereby accepts such sale and assignment of the Receivables.

(c)

The sale and assignment with respect to the Shareholder Loan Receivables is being effected by the Seller on the basis of and in accordance with the permission granted by the respective creditor to the Seller pursuant to section 185 para. 1 BGB as attached hereto as Exhibit 3.3(c).

(d)

The Seller shall terminate on or prior to the Scheduled Closing Date, but only with effect upon the transfer of the Receivables, the On-Loan Agreement and the Shareholder Loan Agreements and cancel and waive all claims and obligations thereunder, if any, except for the Receivables, which are sold and will be assigned to the Purchaser pursuant to Section 3.3(a) above, with effect as of the Closing Date by means of and in accordance with the terms and conditions of a separate termination and waiver agreement substantially in the form attached hereto as Exhibit 3.3(d) (the “Termination Agreement”).

(e)

At the latest on the fourth (4th) Business Day prior to the Scheduled Closing Date, Seller shall deliver to the Purchaser a notice (the “Loan Notice”) stating with binding effect (but for obvious clerical errors) for purposes of Section 4.2 the, as of the Scheduled Closing Date, applicable total amount of the On-Loan Receivable and the Shareholder Loan Receivables (for the avoidance of doubt, potentially reflecting any (partial) repayment by way of the 2022 Net Cash Distribution) (the amount of the On-Loan Receivable, the “On-Loan Notice Amount” and the amount of the Shareholder Loans Receivables, the “Shareholder Loans Notice Amount”, in each case as notified by the Seller to the Purchaser in the Loan Notice in accordance with this Section 3.3(e)).

3.4	2022 Net Cash Distribution

The Seller shall procure that the Company and any other Group Company will use their cash on hand to make one or more payments to the Seller (e.g. by way of distribution, withdrawal, debt repayment or any other permissible means), to any Lenders in respect of the Financing Agreement or to any other creditor in respect of any of the other financing referred to in Section 2.2 in an aggregate amount of up to EUR 21,000,000 (in words: Euro twenty-one million) as from the fourth (4th) Business Day prior to the Scheduled Closing Date until (and including) the Scheduled Closing Date (the “2022 Net Cash Distribution”).

4.	PURCHASE PRICE

4.1	Share Purchase Price

The total purchase price for the Sold Shares (the “Share Purchase Price”) amounts to

(a)	a fixed amount of EUR 270,000,000 (in words: Euro two hundred seventy million),

(b)	plus the amount of the 2022 Net Cash Distribution, as paid pursuant to Section 3.4 above,

(c)	minus an amount equal to the Notified Leakage Amount (Section 4.6),

(d)	minus the On-Loan Purchase Price (Section 4.2),

(e)	minus the Bank Repayment Amount (Section 5.1),

(f)	minus the Shareholder Loans Purchase Price (Section 4.3),

(g)	minus the STAK Repayment Amount (Section 6.1).

4.2	On-Loan Purchase Price

The purchase price for the On-Loan Receivable (the “On-Loan Purchase Price”) shall be an amount equal to the On-Loan Notice Amount (plus applicable interest under the On-Loan Agreements for each calendar day by which the Closing is delayed beyond the Scheduled Closing Date as of which the On-Loan Notice Amount was calculated unless such delay is due to a breach of the Seller’s obligation to take a Closing Action required to be taken by the Seller).

4.3	Shareholder Loans Purchase Price

The aggregate purchase price for the Shareholder Loan Receivables (the “Shareholder Loans Purchase Price”) shall be an amount equal to the Shareholder Loans Notice Amount (plus applicable interest under the Shareholder Loan Agreements for each calendar day by which the Closing is delayed beyond the Scheduled Closing Date as of which the Shareholder Loans Notice Amount was calculated, unless such delay is due to a breach of the Seller’s obligation to take a Closing Action required to be taken by the Seller).

4.4	Aggregate Purchase Price

The aggregate amounts of the Share Purchase Price, the On-Loan Purchase Price and the Shareholder Loans Purchase Price is hereinafter referred to as the “Purchase Price”.

4.5	No Purchase Price Adjustments

The Purchase Price as determined on the basis of this Section 4 is a fixed price and is not subject to any adjustments, provided, however, that (i) the increase amount resulting from any delay as per Section 7.3 is not considered to be an adjustment to the Purchase Price, but forms part of the Purchase Price, and (ii) any payment by the Seller and the Purchaser under this Agreement shall be deemed to be and treated as a subsequent adjustment of the Purchase Price.

4.6	Notified Leakage Amount

The Seller shall notify to the Purchaser no later than five (5) Business Days prior to the Scheduled Closing Date any amount of Leakage occurring from (and including) the Effective Date and on or prior to the Scheduled Closing Date (the “Notified Leakage Amount”). The notice shall list individually all such positions constituting Leakage and its relevant amount and shall be relevant for the deduction of the Notified Leakage Amount under Section 4.1(c), provided that any such deduction shall not exclude any further claims of the Purchaser for the Seller’s breach of Section 10.7 and Section 11.2.

4.7	VAT

The Parties assume that the sale and transfer of the Sold Shares and the Receivables is not subject to VAT or is exempt from VAT, and no Party shall waive with respect to any of the transactions hereunder any exemption from VAT. To the extent that VAT becomes chargeable with respect to the Seller on any of such transactions contemplated by this Agreement, the Purchaser shall pay to the Seller in cash an amount equal to such VAT (including any interest, penalties and surcharges thereon) in addition to the Purchase Price or any other amount payable under this Agreement, as applicable, immediately upon the Seller providing an invoice to the Purchaser complying with applicable VAT law in all material respects.

5.	REPAYMENT OF SENIOR DEBT UNDER THE FINANCE DOCUMENTS; PLEDGE RELEASE

5.1

On the Scheduled Closing Date, the Purchaser shall, as provided for in this Agreement, discharge all liabilities under the Finance Documents (including contingent liabilities in respect of letters of credit, bank guarantees or similar instruments issued under the Financing Documents) outstanding as of the Scheduled Closing Date on behalf of the relevant Group Companies by (re)paying all outstanding amounts (including accrued and unpaid interest as well as break costs, fees, prepayment and all other charges and costs relating to the Finance Documents and, for the avoidance of doubt, potentially reflecting any (partial) repayment by way of the 2022 Net Cash Distribution) (the aforementioned outstanding liabilities, the “Bank Repayment Amount”) in the manner specified by the Lenders.

5.2

The Bank Repayment Amount shall be notified by the Seller to the Purchaser at the latest on the third (3rd) Business Day prior to the Scheduled Closing Date on the basis of a written payout notice (the “Payout Notice”) provided by the Lenders under the Finance Documents and/or the facility agent on their behalf. The Payout Notice shall include the aggregate Bank Repayment Amount, a per diem amount and bank wire transfer account particulars for the payment of the Bank Repayment Amount.

5.3

The Seller shall deliver to the Purchaser on the third (3rd) Business Day prior to the Scheduled Closing Date a pdf-copy of the executed letter from or an executed agreement with the Lenders and/or the security agent under the Finance Documents (such letter or agreement, the “Release Letter”) fully releasing, discharging and terminating all Finance Documents and releasing or retransferring at Closing, as the case may be, all Financing Collateral subject only to the payment of the Bank Repayment Amount to one or more bank accounts as designated by the Financing Parties (or the relevant agents or security agents on behalf of the Finance Parties) in the Payout Notice (together “Lenders’ Bank Account(s)”) no later than the time and date specified therein. For greater certainty, the Release Letter shall provide that upon payment of the Bank Repayment Amount no Group Company shall have any further obligations whatsoever or howsoever (contingent or otherwise) under or pursuant to the Finance Documents or to the Lenders. The Seller shall deliver to the Purchaser a draft of the Release Letter no later than the sixth (6th) Business Day prior to the Scheduled Closing Date.

5.4

The Seller shall procure that on the Scheduled Closing Date at the latest any security granted by a Group Company securing claims of the lenders under an English law EUR 20 million governed capex / liquidity facility agreement dated November 20, 2020 between, among others, the Seller as borrower and certain financial institutions as lenders, will be fully released with discharging effect for the relevant Group Company and evidence thereof is provided to the Purchaser at Closing (the “Pledge Release”). The obligation of the Seller pursuant to this Section 5.4 includes in particular, but is not limited to, the release of the pledge over the shares in the Company created under notarial deed no. H 3809/20 of the notary public Sebastian Herrler in Munich, and any guarantee given by the Company under the aforementioned capex / liquidity facility agreement.

6.	REPAYMENT OF DEBT UNDER STAK LOAN AGREEMENT

6.1

On the Scheduled Closing Date, the Purchaser shall discharge all liabilities under the STAK Loan Agreement outstanding as of the Scheduled Closing Date on behalf of HIT Verwaltungsgesellschaft by (re)paying all outstanding amounts (including accrued and unpaid interest and all other charges and costs relating to the STAK Loan Agreement ) (the aforementioned outstanding liabilities, the “STAK Repayment Amount”).

6.2

The STAK Repayment Amount shall be paid by the Purchaser to the Seller and will then be paid by the Seller to the respective ultimate beneficiary. The recourse claim resulting from such on behalf payment shall be contributed by the Seller into the respective subsidiary and ultimately into HIT Verwaltungsgesellschaft leading to confusion (Konfusion), in each case by way of a contribution to the capital reserves in accordance with the contribution documentation attached hereto as Exhibit 6.2 (the “Contribution Documentation”).

6.3	STAK as creditor has permitted the Seller to collect the STAK Repayment Amount with fully debt discharging effect in accordance with the approval letter attached hereto as Exhibit 6.3.

6.4

The STAK Repayment Amount shall be notified by the Seller to the Purchaser at the latest on the fifth (5th) Business Day prior to the Scheduled Closing Date on the basis of a written notice provided by the Seller.

7.	PAYMENTS AND DEFAULT

7.1	Modes of Payment

Any payment by the Purchaser to the Seller under or in connection with this Agreement shall be made in Euros and shall be made by irrevocable wire transfer of immediately available funds, free and clear of any costs, fees, Taxes and other charges (other than costs, fees, Taxes or other charges of the recipient’s bank). Any such payment shall be deemed to be made only upon the irrevocable and unconditional crediting of the amount payable (without deduction or withholding of any costs, fees, Taxes or other charges other than those of the recipient’s bank) to the relevant bank account of the Seller. If any such deduction or withholding is required in respect of a payment, the Purchaser shall pay such additional amounts as to ensure that the net amount received by the Seller will equal to the full amount which would have been received by it if no such deduction or withholding had been required to be made reduced by any actual credit, benefit or relief available to the Seller in connection with the deduction or withholding.

7.2	Seller’s Bank Account

Any payments to the Seller due and payable under this Agreement shall be made into such bank account(s) as the Seller may notify to the Purchaser by a written notice no later than three (3) Business Days prior to the respective due date (the “Seller’s Bank Account”).

7.3	Payment of Purchase Price; Default Interest

(a)	The Purchase Price shall become due and payable by the Purchaser to the Seller on the Scheduled Closing Date.

(b)

Any failure by the Purchaser to make any payment hereunder on the date when it is due in accordance with this Agreement shall result in the Purchaser’s immediate default, without any reminder being required. Without prejudice to any other contractual or statutory rights of the Seller in order to compensate the Seller for the damages incurred in case of default, the amount due shall bear default interest from and including the date it becomes due until and excluding the date of actual receipt by the Seller at an interest rate which is 6 percentage points above the statutory base rate pursuant to section 247, para. 2 BGB. Such default interest shall be paid in addition to the amount pursuant to Section 4.1(b).

7.4	No Set Off; No Right of Retention

Except as expressly provided otherwise herein, no Party shall be entitled (i) to set off (aufrechnen) any rights or claims it may have against any rights or claims it may have against any rights or claims another Party may have against the off-setting Party under or in connection with this Agreement or (ii) to refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set off or the right of retention (Zurückbehaltungsrecht) have been expressly and specifically acknowledged (ausdrücklich anerkannt) in writing by the respective other Party or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht).

8.	CONDITION TO CLOSING

8.1	Closing Condition

The respective obligations of the Seller and the Purchaser to take the Closing Actions and to effect the Closing are subject to the satisfaction of the condition precedent (aufschiebende Bedingung) (the “Closing Condition”) that applicable merger control clearances for the Transaction under the merger control laws of Germany and Austria (collectively the “Clearances”) have been obtained or are deemed to be obtained (e.g. due to lapse of applicable waiting periods or due to jurisdiction having been declined by the relevant Governmental Authority) or it turns out that the closing of the Transaction is otherwise permissible pursuant to such merger control laws.

8.2	Satisfaction of Closing Condition

(a)	Filing Obligation

Subject to receiving any required information with respect to the Seller as contemplated by paragraph (b) below, the Purchaser shall ensure that any filings necessary by it to obtain the Clearances are prepared and made without undue delay (unverzüglich) after the Signing Date and in any event no later than within ten (10) Business Days after the Signing Date, unless applicable law requires an earlier filing, in which case the relevant filings shall be made on such earlier date. If the filing and subsequent procedure necessary to obtain any consent, clearance, expiration or termination of a waiting period, authorization, order or approval of, or any exemption by, any Governmental Authority under applicable law is customarily initiated by pre-filing contacts, initiating such pre-filing contacts shall be deemed as having made the filing. Any filings and submissions made by the Purchaser to obtain Clearances shall be provided in advance to Seller and the Purchaser shall reasonably consider all comments thereon by Seller, including allowing for final comments by the Seller prior to making such filings and submissions. To the extent filings, in order to obtain Clearances, are to be made jointly by the Seller and the Purchaser under applicable laws, such filings shall, unless otherwise requested by the Seller and to the extent legally permissible, be made by the Purchaser also on behalf of the Seller, and the Purchaser may withdraw any filings or agree with any Governmental Authority on an extension of any applicable examination periods only with the prior written consent of the Seller, acting reasonably. “Governmental Authority” means (i) any government, governmental or quasi-governmental authority, entity, ministry, department, commission, board, agency or instrumentality; (ii) any court, tribunal, or judicial or arbitral body, whether federal, state, provincial, local or foreign; and (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Tax Authority or power of any nature.

(b)	Cooperation

Subject to appropriate measures being taken to safeguard (including from the Purchaser) the confidentiality of commercially sensitive information and business secrets (which may be provided on a counsel-to-counsel basis only), the Seller undertakes to cooperate with the Purchaser for purposes of the filings for the Clearances by providing (to the extent available when applying reasonable efforts) the information concerning the Group and such additional information as may be reasonably requested by the competent Governmental Authorities. Where, in the relevant Party’s reasonable discretion, such copy contains confidential information about that Party or any of its Affiliates that must not be disclosed to the other Party pursuant to applicable antitrust laws, (i) the copy, including the respective information, shall be provided to legal counsel of the other Party on a “counsel-to-counsel” basis, and (ii) the copy, excluding the respective information, shall be provided to the other Party. The information provided by or on behalf of the Seller and/or the Seller’s Representatives to the Purchaser and/or their advisors concerning the Group Companies with respect to and in preparation of filings to obtain the Clearances (including the breakdown of revenues per country) shall be complete and correct in all material respects to the best knowledge of the Seller or its Representatives.

(c)	Seller’s Participation Rights

The Purchaser shall give the Seller reasonable advance notice of any draft notification, notification, submission or other correspondence which it proposes to make or submit to any Governmental Authority in connection with obtaining the Clearances and provide the Seller, subject to safeguarding the confidentiality of commercially sensitive information and business secrets (which may be provided on a counsel-to-counsel basis only), with copies of such draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the Seller. The Purchaser undertakes to take any comments of the Seller in relation to any such notification, submission or correspondence into due consideration. The Purchaser shall keep the Seller fully and regularly informed of the progress of any notification made in order to obtain the Clearances (including the exchange with the respective Governmental Authorities in connection with obtaining the Clearances) and the status of the satisfaction of the Closing Condition, and provide the Seller with a copy of any respective written communication received from any Governmental Authority unless prohibited by any Governmental Authority. The Seller and its advisors shall be entitled to attend all meetings and telephone communication related to the Clearances with any Governmental Authority or other persons or bodies (unless prohibited by such Governmental Authority or other person or body) and make oral submissions at such meetings. The Purchaser shall use reasonable best efforts to inform the Seller and its advisors in due course ahead of any meeting or telephone communication in order to facilitate the Seller’s or the Seller’s advisors’ participation.

(d)	Responsibility

In order to enable the Parties to consummate the transactions as contemplated under this Agreement in a timely manner, the Purchaser shall take and shall cause its Affiliates to take any and all steps reasonably commercially necessary to obtain the Clearances at the earliest possible date and to use reasonable commercial efforts to avoid or eliminate each and every impediment under any antitrust, competition, trade, foreign investment, or other relevant laws that may be asserted by any Governmental Authority. Notwithstanding, neither the Purchaser nor any of its Affiliates will be required to offer or enter into any hold-separate arrangements, or any agreement requiring the sale, divestiture or disposition of such of its (or its Affiliates’) assets, properties or businesses or of the assets, properties or businesses of the Group.

“Affiliate” in the Agreement means any affiliated company (verbundenes Unternehmen), irrespective whether German or foreign, within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz), and shall have an equivalent meaning if the entity is subject to a foreign jurisdiction as well as any corporation, company or other entity or partnership which Controls, or is Controlled, or is under common Control, directly or through one or more intermediaries, as long as such Control exists, provided that in relation to Seller, Affiliates shall in any case include Deutsche Bank AG, London Branch and Taiga Special Opportunities LCR LP, Taiga Special Opportunities SH LP, TSCO Lending Fund ICAV for the sole account of its sub-fund TSCO Lending Sub-Fund and TSO Holdings (UK) Limited.

“Control” means the power to influence (beherrschen), direct or cause the direction of the management and policies of a person, whether (i) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other corporate body, or (ii) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other corporate body.

(e)	No Interference

The Purchaser undertakes not to, and shall procure (steht dafür ein) that its Affiliates will not, take any action, enter into any transaction or into any agreement to effect any transaction (including any merger or acquisition), that might reasonably be expected to make it more difficult, or to increase the time required, to obtain any of the Clearances, or otherwise prevent, delay or interfere with the consummation of the transactions contemplated under this Agreement.

(f)	Notification; Non-Satisfaction of Clearances

The Purchaser shall inform the Seller without undue delay (ohne schuldhaftes Zögern) in writing and attaching the relevant documentation if (i) the Closing Condition has been satisfied, (ii) it becomes reasonably likely that the Clearances requires more than one (1) notice or certificate or similar confirmation by one or more Governmental Authorities, (iii) it becomes reasonably likely that any of the Clearances will not be obtained or will not be obtained in a timely manner or if obligations or conditions will or are likely to be imposed by a Governmental Authority, or (iv) the Closing Condition has permanently lapsed. If the Closing is prohibited by any Governmental Authority, upon request of the Seller, the Purchaser shall, at the Purchaser’s cost contest such decision (including by way of litigation) and use all other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable.

(g)	Waiver

The Closing Condition may be waived by written agreement between the Seller and the Purchaser, to the extent legally permissible, in full or in part, at any time, including, for the avoidance of doubt, following the definitive non-satisfaction of the Closing Condition and regarding the Clearances also with respect to individual jurisdictions. The effect of a waiver of the Closing Condition (in whole or in part) shall be limited to eliminating the need that the respective part of the Closing Condition be satisfied and, unless otherwise agreed, shall not limit or prejudice any claims that the Seller may have against the Purchaser with respect to any circumstances relating to the Closing Condition.

(h)	No Adjustment of the Purchase Price

For the avoidance of doubt, the Purchaser may not request any adjustment of the Purchase Price or any portion thereof or any other amendment to this Agreement as a result of (i) any action required or taken by the Guarantor, the Purchaser or any of their Affiliates or (ii) any decision by a Governmental Authority prohibiting any transaction contemplated hereby in whole or in part.

9.	CLOSING DATE; CLOSING; CLOSING ACTIONS

9.1	Place and Time of Closing

The Parties shall consummate the Transaction by performing or duly waiving the Closing Actions under Section 9.2 (the “Closing”). The Closing shall occur (i) at 9:00 hrs. (CET) on the seventh (7th) Business Day after the day on which the Closing Condition is satisfied or waived in accordance with this Agreement (to the extent legally permissible), but in no event before 30 September 2022, at the offices of Latham & Watkins LLP in Maximilianstr. 13, 80539 Munich, Germany, or (ii) at any other time, date or place mutually agreed upon in writing by the Seller and the Purchaser (the “Scheduled Closing Date”).

The date on which the Closing actually occurs and on which the last of the Closing Actions has taken place or has been duly waived shall be referred to as the “Closing Date”. “Business Day” means any day, other than Saturdays and Sundays, on which banks are open for general business in Leipzig (Germany), Frankfurt am Main (Germany), London (United Kingdom), Luxembourg (Grand Duchy of Luxembourg) and Vancouver (Canada).

9.2	Closing Actions

On the Scheduled Closing Date, the Seller and the Purchaser (as the case may be) shall, in prompt succession, take, or cause to be taken, the following actions in the sequence as set out below (the “Closing Actions”):

(a)	The Seller shall notify the Purchaser of the 2022 Net Cash Distribution pursuant to Section 3.4;

(b)

The Purchaser shall pay an amount equal to the Purchase Price less the amount of the 2022 Net Cash Distribution (as paid pursuant to Section 3.4) into the Seller’s Bank Account and such amount shall be finally credited to the Seller’s Bank Account;

(c)	The Purchaser shall pay an amount equal to the Bank Repayment Amount into the Lenders’ Bank Account(s) and the Bank Repayment Amount shall be finally credited to the Lenders’ Bank Account(s);

(d)	The Purchaser shall pay an amount equal to the STAK Repayment Amount into the Seller’s Bank Account and such amount shall be finally credited to the Seller’s Bank Account;

(e)	The Seller shall deliver to the Purchaser payment confirmations of the payments set forth under Sections 9.2(b) through (d) in text form;

(f)

The Seller shall deliver to the Purchaser (i) the duly executed Termination Agreement, and (ii) a duly executed termination agreement regarding the cost repayment agreement dated November 20, 2020 between HIT KG and the Seller in relation to Stichting Administratiekantoor Wood Subordinated Debt;

(g)	The Seller shall deliver to the Purchaser the duly executed Pledge Release;

(h)	The Seller and the Purchaser shall pass the Shareholder’s Resolution Company – Managers;

(i)	The Seller and the Purchaser shall procure that the Shareholders’ Resolutions Subsidiaries – Managers are passed;

(j)	The Parties shall execute or shall procure, as the case may be, that the Contribution Documentation is executed;

(k)	The Seller shall deliver the duly executed instruction regarding the exercise of the Title Option (Section 2.5(b));

(l)	The Seller shall deliver the executed Bring-Down Certificate (Section 11.6);

(m)	The Parties shall, respectively, deliver all such other documents and ancillary agreements as contemplated herein to be delivered by such Party on or before the Closing Date.

The Parties agree that for all purposes related to this Agreement, including for all tax and tax filing purposes of the Parties, the Closing Actions shall occur and shall be deemed to occur in the sequence set forth above.

9.3	Waiver of Closing Actions

The Seller and Purchaser, respectively, may unilaterally waive the performance of any of the Closing Actions to the extent owed by the other Party (or parts thereof) in writing. Any such waiver shall not prejudice any rights or remedies which may be available to such Party under or in connection with this Agreement and may include a requirement that the relevant Closing Action (or parts thereof) shall be fulfilled as soon as possible, and such Party shall be entitled to request such due performance after the Closing Date.

9.4	Closing Confirmation

Following the performance (or valid waiver in accordance with Section 9.3) of the Closing Actions, the Seller and the Purchaser shall then execute a closing confirmation substantially in the form as attached in Exhibit 9.4 (the “Closing Confirmation”) confirming the due fulfillment and/or waiver, as the case may be, of the Closing Condition and the due performance and/or waiver, as the case may be, of the Closing Actions. The legal effect of the Closing Confirmation shall be to serve as prima facie evidence that the Closing Condition has been fulfilled and/or duly waived and that the Closing Actions have been performed and/or duly waived. However, the execution of the Closing Confirmation shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement or under applicable law.

9.5	Consequences of Non-Satisfaction of the Closing Condition or Non-Performance of Closing Actions

(a)	Termination Rights

(i)

Each of the Seller and the Purchaser shall be entitled to terminate this Agreement by way of rescission (Rücktritt) with effect for all Parties by giving written notice thereof to the respective other Party if Closing has not taken place within 180 days of the Signing Date or by such later date as mutually agreed by the Purchaser and the Seller in writing, such agreement not to be unreasonably withheld or conditioned by the Seller or the Purchaser, provided the Purchaser is continuing to pursue fulfillment of the Closing Condition pursuant to Section 8.2 (the “Long Stop Date”), whether because the Closing Condition is not fulfilled or otherwise, provided, however, that the non-occurrence of Closing is not caused by a breach of the terminating Party’s obligations under the Agreement, including Section 8.2; or

(ii)

The Seller shall be entitled to terminate this Agreement by way of rescission (Rücktritt) with effect for all Parties by giving written notice thereof to the Purchaser if any of the payments by the Purchaser under this Agreement to be made on the Scheduled Closing Date is not made and the final receipt of such payment on the relevant account has not occurred in full at the latest on the fifth (5th) Business Day following the Scheduled Closing Date.

(b)	Consequences of Termination

In the event of a termination of this Agreement in accordance with this Section 9.5, the Parties shall have no claims and liability against each other under this Agreement except that:

(i)

In the event of termination by Seller pursuant to paragraph (a), the Purchaser shall pay to the Seller on the fifth (5th) Business Day after the rescission a lump-sum in an amount equal to 2% of the Purchase Price (the “Lump-Sum Compensation” – pauschalisierter Schadensersatz) to compensate the Seller for any and all costs, expenses and other damages incurred in connection with the transactions contemplated under this Agreement, except in the event that the Seller is not entitled to terminate this Agreement pursuant to Section 9.5(a)(i);

(ii)

notwithstanding and in addition to the Seller’s claim under sub-paragraph (i) above, the Purchaser shall remain liable to the Seller for any damages (within the meaning of sections 249 et seq. BGB) incurred by the Seller and/or the Group as a result of the termination of this Agreement and/or the non-occurrence of Closing whereas the amount of the Lump-Sum Compensation paid to the Seller shall be set off against any such damages (Anrechnung des pauschalisierten Schadensersatzes); and

(iii)

Sections 9.5(b) (Consequences of Termination), 17 (Seller’s Remedies), 18 (Confidentiality), 19 (Guarantor’s Undertaking), 20 (Miscellaneous), 21 (Governing Law and Place of Jurisdiction) and 22 (Severability) of this Agreement shall also survive and remain in full force and effect after a termination of this Agreement.

10.	SELLER’S GUARANTEES

10.1

The Parties have intensively discussed and negotiated if and to what extent the Seller shall be liable for defects relating to the Sold Shares, the Receivables, the Group and the Business and have decided to depart from the statutory warranties regarding a sale (gesetzliche Kaufgewährleistung). Instead, the Parties have agreed to replace the statutory system and provide for an independent catalogue of specific rights of the Purchaser individually agreed between the Parties as set forth in Sections 10, 11, 12 and 13. Subject to the limitations of liabilities and the explicit restrictions and exclusions of certain legal rights agreed in this Agreement, the Seller represents and warrants to the Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 paragraph 1 BGB that the statements set out in Sections 10.2 to 10.7 and Section 10.8 in connection with Exhibit 10.8 (each a “Seller’s Guarantee” and together the “Seller’s Guarantees”, and the Seller’s Guarantees pursuant to Sections 10.2 through 10.7, the “Fundamental Guarantees”) are true and correct as at the Signing Date, unless a different date is set out in the relevant Seller’s Guarantee, whereby it is understood and agreed by the Parties that:

(a)

the Seller’s Guarantees shall be the sole and exclusive guarantees (i.e., there shall be no other (implicit or explicit) guarantees, confirmations or assurances) by the Seller under or in connection with this Agreement;

(b)	the Seller’s Guarantees are given on the grounds (Geschäftsgrundlage) that, for the purpose of giving the Seller’s Guarantees,

(i)

the Seller may not have first-hand knowledge with respect to the subject matters of the Seller’s Guarantees set forth in Exhibit 10.8 and, except as explicitly and specifically set out in Section 10.9, neither the Seller nor any of their directors, managers, employees or advisors have independently examined or verified the underlying facts, matters, circumstances or statements made in the Seller’s Guarantees set forth in Exhibit 10.8 or the Exhibits as prepared by the Company or any other Group Company and their management, but had rather to rely on documentation and information made available by the management and employees of the Group Companies as well as the reasonable assurances given by the management and employees of the Group Companies in the inquiry as set out in Section 10.9 and the related disclosures, and

(ii)

the Purchaser agrees that the Seller shall have no duty to and nothing in this Agreement shall imply a duty of the Seller (including its directors, managers, employees or advisors) to make specific or other inquiries or researches of whatever nature, in particular beyond the inquiry as set out in Section 10.9, and

(iii)

the lack of (x) such first-hand knowledge, (y) the ability to independently verify the Seller’s Guarantees and related disclosures, and (z) such examinations or verifications of the Seller, or the need to rely on reasonable assurances made by the management and employees of the Group Companies shall as such in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund Angaben “ins Blaue hinein” wegen unterbliebener Untersuchungen oder Überprüfungen des Verkäufers), and

(iv)	the Purchaser waives any rights and claims against the Seller based on such legal grounds to the largest extent legally permissible; and

(c)	for the avoidance of doubt, Seller’s Guarantees which are subject to the Seller’s Knowledge are given only as at the Signing Date.

10.2	Power and Authority

(a)	On the Signing Date and on the Closing Date,

(i)

the Seller has the full corporate and legal authority to enter into this Agreement and to carry out the Transaction; this Agreement and each of the documents contemplated hereby have been duly executed by or on behalf of the Seller and constitute binding obligations of the Seller, enforceable in accordance with their terms; and

(ii)

save for any potential obligation, condition or commitment or other agreement required by the competent Governmental Authorities as a result of any filing in accordance with Section 8.2, there is, no action, suit, investigation or proceeding pending (rechtshängig) or to the Seller’s Knowledge, threatened in writing against the Seller before any Governmental Authority which challenges or seeks to prevent the Transaction.

(b)	No insolvency or similar proceedings have been, or have been threatened in writing to be, opened over the assets of the Seller or the Business.

10.3	Conflicts and Encumbrances

On the Signing Date and Closing Date, to the Seller’s Knowledge, the execution and delivery by the Seller of this Agreement and the performance of its obligations hereunder will not result in the imposition of any encumbrance upon the fixed assets of any of the Group Companies.

10.4	Title to Sold Shares

(a)	On the Signing Date and on the Closing Date, the Company is duly established and is validly existing under the laws of Germany.

(b)	On the Signing Date and Closing Date, the Sold Shares constitute all of the outstanding share capital of the Company

(c)

On the Signing Date and on the Closing Date, except as provided for under the Finance Documents, (i) the Seller is the sole legal and beneficial owner and entitled to freely dispose (subject only to applicable law) of the Sold Shares, (ii) no Person, other than the Purchaser has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase or acquisition of any of the Sold Shares, (iii) the Sold Shares are not subject to any trust arrangement, silent partnership, sub-participation or similar arrangement and (iv) the Sold Shares are free from any third party rights and clear of any encumbrances (Belastungen), are validly issued and the contributions thereon (Einlagen) are fully paid up and have not been repaid; there is no additional contribution obligation (Nachschusspflicht).

10.5	Subsidiaries

On the Signing Date and on the Closing Date,

(a)	the Subsidiaries have been duly established and are validly existing under German laws;

(b)	the Company’s and the relevant Subsidiaries’ ownership of the Subsidiary Interests as set forth in Exhibit (B) is true and correct;

(c)

no insolvency or similar proceedings have been, or to the Seller’s Knowledge have been threatened in writing to be, opened over the assets of a Subsidiary or the Business. The Subsidiaries are neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet) within the meaning of sections 16 et seq. German Insolvency Code (InsO);

(d)

except for the Financing Collateral, the Subsidiary Interests are free from any third party rights and clear of any encumbrances (Belastungen), are validly issued and the contributions thereon (Einlagen) are fully paid up and have not been repaid; there is no additional contribution obligation (Nachschusspflicht);

(e)	other than the Subsidiaries, the Company does not hold, directly or indirectly, any voting, equity or similar economic interest in any other legal entity; and

(f)	there are no agreements with or commitments towards third parties outside the Group, providing for the issuance of additional securities in any Group Company.

10.6	Ownership of the Receivables

On the Signing Date and on the Closing Date,

(a)

the respective creditors as set forth in the On-Loan Agreement and the Shareholder Loan Agreements are the unrestricted owners of the Receivables, and the Seller is authorized to sell and assign the Receivables to the Purchaser hereunder; and

(b)	the Receivables are free and clear of any third party rights.

10.7	No Leakage

During the period from (and including) the Effective Date until (and including) the Signing Date, there has been no Leakage, except for Permitted Leakage.

(a)

“Leakage” shall mean any of the following actions (in each case excluding Permitted Leakage) in each case carried out for the benefit of the Seller or any Affiliate of the Seller (excluding any Group Company) or any related person (nahestehende Person) within the meaning of section 138 of the German Insolvency Code (Insolvenzordnung, Inso):

(i)	any payment of dividends by the Group Companies;

(ii)	any repurchase, redemption or other acquisition by the Group Companies of its shares or interests or the granting of any loans by the Group Companies;

(iii)	any waiver or release, or commitment to waive or release, by the Group Companies of any amount or obligation owed or due to the Group Companies without arm’s length consideration;

(iv)

any incurrence, assumption or granting of guarantees or securities for any financial debt owed by the Seller or any Seller’s Affiliate (other than the Group Companies) except under the Finance Agreements and the Financing Collateral upon their terms as at the Signing Date;

(v)	any granting of any loans by any of the Group Companies or any interest or capital payments under such loans by any of the Group Companies;

(vi)	any payment of transaction fees (including legal and investment banking fees) triggered by the Transaction by the Group Companies;

(vii)

any fees, costs, expenses, reimbursements or commissions to any advisor, broker or finder, or any transaction or exit bonuses, or any retention or severance payments to any managing director or employee or advisor or broker of the Seller or any of the Seller’s Affiliates, the Group Companies to the extent triggered by the Transaction or the execution of this Agreement and paid or reimbursed by a Group Company;

(viii)

any sale or transfer of assets other than in the ordinary course pursuant to Section 10.7(b)(vi) below or any action, agreement, or sales or dispositions of assets or incurrence of liabilities by any of the Group Companies carried out that would be contrary to or in violation of the Shareholder Resolutions;

(ix)	any agreement to do any of the foregoing listed in lit. (i) through (viii) above, and

(x)	any Taxes levied by way of withholding, and irrecoverable VAT triggered by or otherwise related to any of the foregoing listed in (i) though (ix) above.

(b)	“Permitted Leakage” shall mean any distribution, payment, cost, action, matter or transaction

(i)	expressly contemplated by or referenced in this Agreement;

(ii)

in relation to which the Group Companies have received an arm’s length consideration, benefit or service or the Group Companies have otherwise been adequately compensated or reimbursed at fair market value;

(iii)	resulting in or qualifying as internal administration or overhead costs of the Group Companies incurred in connection with the preparation of the Transaction, including the Due Diligence;

(iv)	reflected in the Financial Statements (excluding the notes thereto);

(v)	approved or requested by the Purchaser in writing (e-mail being sufficient);

(vi)

made in fulfilment of agreements for delivery of goods or rendering of services to the extent they existed prior to the Signing Date and were fulfilled in the ordinary course of business and consistent with past practice;

(vii)	made in fulfilment of the Finance Documents, the On-Loan Agreement, the Shareholder Loan Agreements or the STAK Loan Agreement in accordance with their existing terms on the Signing Date;

(viii)	made in fulfilment of management service, advisory or employment agreements or towards managers of the Group under the relevant existing agreements listed in Exhibit 10.7(b)(ix);

(ix)	disclosed in Exhibit 10.7(b)(ix); or

(x)	made as 2022 Net Cash Distribution.

10.8	Operational Guarantees

Exhibit 10.8 sets out further Seller’s Guarantees.

10.9	Seller’s Knowledge

(a)

For the purpose of and in connection with this Agreement, “Seller’s Knowledge” means exclusively the individual actual knowledge (positive Kenntnis) of each of Mr. Kristopher Hinterseer and Mr. Louis de Ste Croix (the “Knowledge Bearers”) at the Signing Date – after reasonable inquiry by or on behalf of the Knowledge Bearers with Christian Pospiech and Lars Lang (the “Inquired Individuals”) prior to the Signing Date. Such knowledge of the Knowledge Bearers shall be attributed to the Seller but there will be no attribution of any actual or deemed knowledge by, to, or of any other person.

(b)

It is the understanding of the Parties and accepted by the Purchaser, that the Seller has not conducted any inquiry, interviews or special review with a view to the Seller’s Guarantees, except as explicitly and specifically set out in Section 10.9(a). Any liability of the Seller with regard to constructive knowledge or with regard to information available in any files, documents or correspondence of the Group or the Seller, but actually not known to the Seller (aktenmäßig verfügbar, aber nicht positiv bekannt), shall be excluded and is hereby waived by the Purchaser, such waiver hereby being accepted by the Seller, so that such constructive knowledge does not form part of Seller’s Knowledge.

10.10

The Seller does not make any representations, warranties or guarantees regarding the Sold Shares, the Receivables, the Group Companies and/or the Business other than the Seller’s Guarantees as explicitly set forth in and based on the terms of this Agreement. The Purchaser hereby expressly confirms and agrees to acquire the Sold Shares, the Receivables, the Group Companies and the Business based upon Purchaser’s own inspection, examination and evaluation/assessment with respect thereto, including the due diligence investigation with assistance of the Purchaser’s Representatives (the “Due Diligence”), without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Seller except for the Seller’s Guarantees. Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to:

(a)

any projections, estimates or budgets delivered or made available to the Purchaser or its Affiliates or any of their respective (managing) directors, employees, agents, advisors or other representatives who advised the Purchaser or its Affiliates on, or were otherwise involved in, the Transaction (“Purchaser’s Representatives”) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Group Companies; or

(b)

any other information or documents made available to the Purchaser’s Representatives with respect to the past, current or future business or the Group, except as expressly set forth in the Seller’s Guarantees.

11.	SELLER’S COVENANTS

11.1	Conduct of Business

During the period from the Signing Date until Closing, except for the transactions disclosed in Exhibit 11.1-1 or for any transactions expressly contemplated by or any facts or events disclosed in this Agreement, or for any transactions which do not require the respective shareholders’, partners’ or other equity holders’ meeting’s prior consent pursuant to the respective Group Company’s rules of procedure (Geschäftsordnung), the Seller shall, without undue delay after the Signing Date,

(a)

in its capacity as shareholder of the Company, instruct the Company by passing a shareholder’s resolution (the “Company Resolution”) of the Company, substantially in the form as attached hereto as Exhibit 11.1(a),

(b)

with respect to the Subsidiaries directly or indirectly owned by the Company, whether in whole or in part, exercise their rights as shareholder of the Company to instruct such Subsidiaries by causing the Company in its capacity as (direct or indirect) sole shareholder, partners or similar capacity of such Subsidiaries to pass shareholders’, partners’ or similar resolutions of such Subsidiaries (together with the Company Resolution, collectively the “Shareholder Resolutions”), substantially in the form as attached hereto as Exhibit 11.1(b), not to take any of the actions set forth in Exhibit 11.1-2, and Seller shall not take any of such actions in relation to the Company, without the Purchaser’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, and deemed to be granted if the Purchaser does not object to the proposed action in writing within three (3) Business Days after having received a written request by the Seller.

11.2	No Leakage

During the period from and including the day after the Signing Date until Closing, the Seller shall procure that no Leakage, other than Permitted Leakage, occurs.

11.3	No Seller’s Covenants after Closing

The Seller’s obligations under this Section 11 (collectively, the “Seller’s Covenants”) shall lapse (erlöschen) as of Closing. For greater certainty, nothing in this Section 11.3 shall in any way limit or derogate the Seller’s obligations pursuant to Section 2.4 with respect to the Call Option and Section 2.5 with respect to the Title Option which may have effect after Closing.

11.4	Purchaser’s Securities Disclosure Requirements

The Purchaser advises and the Seller acknowledges that the Purchaser’s securities regulatory filing requirements in respect of the sale and purchase of this Agreement and the Transaction include, inter alia, the filing of a press release, a current report on Form 8-K and the Financial Statements. Accordingly, the Seller shall use all commercially reasonable efforts to:

(a)

deliver to the Purchaser at the Purchaser’s cost, as soon as reasonably practicable after the date hereof (and ideally prior to the Closing), the following information regarding the Company on a consolidated basis:

(i)

(A) audited financial statements (including balance sheets, statements of income and cash flows, a statement of shareholders equity and related notes) prepared in accordance with German generally accepted accounting principles and audited for the most recently completed fiscal year and comparative period with an unqualified report and certificate of the Seller’s independent auditor, and (B) financial statements (management accounts) prepared on the basis of past practice for the most recently completed interim quarterly period prior to the Scheduled Closing Date and the corresponding interim quarterly period in the prior year along with English language translations thereof;

(ii)

a reconciliation of the financial statements under (i)(A) and (B) to United States generally accepted accounting principles based on the support of Purchaser and Purchaser’s (US) accountant who shall be versed with respect to the required reconciliation measures;

(iii)	such other information required for the securities regulatory filing of the Purchaser, as the Purchaser may reasonably request; and

(b)

provide reasonable assistance to, and using reasonable efforts to cause its accountants to assist, Purchaser at the Purchaser’s cost in the preparation of pro forma financial statements of Purchaser giving effect to the Transaction for the most recently completed full fiscal year of Purchaser and the most recently completed interim quarterly periods required to be included as of the Closing, prepared in accordance with United States generally accepted accounting principles. Seller shall also use all commercially reasonable efforts to permit Purchaser and Purchaser’s representatives to discuss and review the conduct of the preparation and audit and/or review of the foregoing financial statements with the accounting firm conducting such audit.

The Purchaser shall promptly upon request by the Seller reimburse the Company for all documented and reasonable out-of-pocket costs of the Company’s auditors incurred in connection with complying with the foregoing obligations. Such costs shall in no way reduce the Purchase Price.

11.5	Notice Under Seller’s Non-Disclosure Agreements

Promptly after the Signing Date, the Seller shall give or cause any of the Group Companies to give or cause any Representative to give on its or their behalf written notice to all parties that participated in the sales process for the sale of the Company and who have entered into non-disclosure or similar agreements with the Seller or any Group Company to “return or destroy” all confidential information relating to the sale of the Company pursuant to the terms of any such agreements.

11.6	Bring-Down

The Seller shall

(a)

procure a review by the Knowledge Bearers of the Seller’s Guarantees not more than two (2) Business Days prior to the Scheduled Closing Date to identify any factors or circumstances that have become known after the Signing Date that render the Seller’s Guarantees pursuant to Exhibit 10.8 to be no longer true and accurate on the Closing Date;

(b)	deliver to the Purchaser a certificate substantially in the form as attached in Exhibit 11.6(b) describing the outcome of the review in accordance with (a) (“Bring-Down Certificate”)

For the avoidance of doubt, nothing in this Section 11.6 shall establish any additional rights of the Purchaser, including any rights to rescind or challenge or contest or nullify this Agreement, or shall extend the liability of the Seller towards the Purchaser.

11.7	Termination of Factoring Agreement

(a)

The Seller shall render an Instruction that HIT KG will negotiate in good faith with Targo Commercial Finance AG a mutual termination agreement in respect of the extraordinary termination of the Factoring Agreement, effective as soon as reasonably practicable with effect as of or following the Closing Date (the “Factoring Termination Agreement”).

(b)

The Seller shall further render an Instruction that HIT KG will give the Purchaser reasonable advance notice of any drafts of the Factoring Termination Agreement which it proposes to submit to, or exchanges with, Targo Commercial Finance AG and that HIT KG will discuss such draft with the Purchaser, and the Purchaser shall in good faith support and cooperate with HIT KG in such negotiations and shall, in particular, comment and provide input on any drafts. The Seller shall render an Instruction that HIT KG will reflect any reasonable comments of the Purchaser.

(c)

The Purchaser agrees and acknowledges that the termination of the Factoring Agreement will depend on the consent of Targo Commercial Finance AG, to be granted or denied in its free and sole discretion, and that neither the Seller nor HIT KG can procure such consent and will therefore not be responsible or otherwise liable if Targo Commercial Finance AG will not grant such consent or only at terms unfavorable to HIT KG. Further, the Purchaser agrees and acknowledges that, subject to the Factoring Termination Notice, any break costs, fees, prepayment and all other charges and costs agreed in the Factoring Termination Agreement shall in no way be for the (economic) account of the Seller and such costs etc. shall, thus, in no way reduce the Purchase Price or form the basis of any claim of the Purchaser against the Seller.

11.8

The Seller shall procure that all contractual relationships other than standard banking services in the ordinary course of business between the Seller and/or any Seller’s Affiliate, on the one side, and any Group Company, on the other side, will be terminated with effect as of the Closing Date at the latest without any cost or liability whatsoever to any of the Group Companies.

12.	REMEDIES

12.1	Self-Contained Regime

The Parties hereby expressly exclude the application of sections 434 through 453 BGB as well as any and all statutory warranty claims thereunder and hereby agree that the Seller’s Guarantees in particular do not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of sections 443 and 444 BGB, and that the consequences of any breach of the Seller’s Guarantees, the Seller’s Covenants and of any other obligations, covenants, agreements, undertaking by or claim against the Seller under or in connection with this Agreement shall exclusively be governed by the terms and conditions of this Agreement. Furthermore, the Parties confirm that the limitations to the Seller’s Guarantees and Seller’s Covenants as specified in this Section 12 or otherwise in this Agreement shall form an integral part of the Seller’s Guarantees, and the Seller’s Covenants, and that the Seller’s Guarantees, and the Seller’s Covenants are only given subject to such provisions and limitations.

12.2	Administration of Purchaser Claims

(a)

The Purchaser undertakes to notify the Seller as to any breach of any of the Seller’s Guarantees or Seller’s Covenants or any other obligation, covenant, agreement, undertaking by or claim against the Seller under or in connection with this Agreement (the “Purchaser Claim”) without undue delay but in any event within a period of three (3) weeks as from the Purchaser’s, the Purchaser’s Representatives’ or (after Closing) the respective Group Company’s actual knowledge of the breach in order to preserve any rights and claims under this Agreement, provided that such notice (the “Claim Notice”) shall state the nature of the Purchaser Claim in reasonable detail, including the amount involved to the extent such amount can already be reasonably determined at the time when such notice is given.

(b)

In case of any Purchaser Claim, the Seller may attempt to remedy the notified potential breach (alleged to give rise to the Purchaser Claim). If the Seller fails to remedy the potential breach within a period not to exceed one (1) month after the Seller has received a proper Claim Notice or the potential breach cannot be remedied or the Seller has finally refused towards the Purchaser in writing to remedy the breach, the Purchaser shall be entitled to claim from the Seller compensation of any Losses suffered by the Purchaser or the Group Companies in accordance with this Agreement.

(c)

Without prejudice to the validity of the Purchaser Claim, the Purchaser shall allow, and shall procure (steht dafür ein) that the Group Companies allow, the Seller and the Seller’s Representatives to investigate the matter and circumstances alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim, and, for such purpose, the Purchaser shall give, and shall procure (steht dafür ein) that the Group Companies give, in each case at their own cost, such reasonable information and assistance, including reasonable access to the Purchaser’s and the Group Companies’ premises and personnel during normal business hours and including the right to examine and copy or photograph any assets, accounts, documents and records as the Seller or the Seller’s Representatives may reasonably request.

12.3	Calculation of Damages

For purposes of determining the Seller’s liability in connection with a Purchaser Claim, only the Losses incurred by the Group Companies shall be taken into account, provided that (i) in case of a breach of a Fundamental Guarantee only the Losses incurred by the Purchaser shall be taken into account, and (ii) in case of a Purchaser Claim resulting from Leakage (other than Permitted Leakage and only to the extent not included in the Notified Leakage Amount), the Seller shall after the Closing compensate the Purchaser or, at the Purchaser’s free discretion, the Group Company affected, on a Euro-for-Euro basis for the amount of the relevant Leakage; provided that the Purchaser shall first give the Seller the opportunity of reversing the relevant Leakage within a period of four (4) weeks.

“Losses” shall mean actual damages (unmittelbarer Schaden) calculated on a Euro-for-Euro basis without taking into account or applying any multipliers and shall exclude, in particular, (i) any potential or actual reduction in value (Minderung) of the Sold Shares or the Group Companies beyond the actual damage incurred at the level of the relevant Group Company, (ii) any consequential damages (Folgeschäden) or indirect damages (mittelbare Schäden) unless reasonably foreseeable, (iii) any lost profits (entgangener Gewinn), (iv) any frustrated expenses (frustrierte Aufwendungen), (v) any internal costs and expenses or overhead costs incurred by the Group Companies or the Purchaser and (vi) any damages based on any allegation or reasoning to the effect that the Purchase Price or any portion (or component) thereof or any underlying value or financial figure (A) was incorrect or (B) has/have been calculated or determined based on incorrect assumptions or (C) would otherwise have been different. The legal principles, as to (x) mitigation of damages (Schadensminderung) as well as (y) the off-setting or reduction of losses by advantages or benefits due to the damaging event (Vorteilsausgleichung und Abzug “neu für alt”), in each case pursuant to sections 249 et seqq. BGB shall apply to all Purchaser Claims.

12.4	Consideration of Advantages

(a)	Any liability of the Seller for a Purchaser Claim shall be excluded if and to the extent:

(i)

the amount of the Purchaser Claim is actually recovered under insurance policies or claims against third parties, including, for the avoidance of doubt, the Insurer under the W&I Insurance (with the Purchaser hereby undertaking to pursue any such insurance claim or claim against third parties with the care of a prudent business man and to the extent legally permissible) or would have been recovered if the insurance policies of the Group Companies in effect prior to the Closing Date had been maintained after the Closing;

(ii)

the Purchaser Claim arises, or the amount of the Purchaser Claim is increased, as a result of changes in law, statute, ordinance, rule, regulation, general accounting policies or administrative practice of Governmental Authorities which occurred after the Signing Date;

(iii)	the Purchaser Claim is based on circumstances or facts that have already been considered or claimed in relation to any other claim of the Purchaser under this Agreement (no double dip);

(iv)

the matter to which the Purchaser Claim, other than a claim for the Seller’s breach of Section 10.7 and Section 11.2, relates has been taken into account in any financial statements, accounts or balance sheet of any of the Group Companies (including the Financial Statements) existing at the Signing Date and disclosed to the Purchaser prior to the Signing Date as a write-off (Abschreibung), value adjustment (Wertberichtigung), liability (Verbindlichkeit) or provision (Rückstellung), including general adjustments or provisions made for the relevant risk category (e.g., Pauschalwertberichtigungen, Pauschalrückstellungen), or otherwise;

(v)

either the Purchaser or any of the Purchaser’s Representatives, or (following the Closing Date) any of the Group Companies or any of their respective managing directors, employees or other representatives or any successor to all or part of their business have caused or participated in causing or have aggravated such Purchaser Claim (except if acting with the diligence of a prudent business man and in accordance with past practice of the Business) or any Losses, but only to the extent of such cause or aggravation or failure to mitigate resulting therefrom or failed to mitigate Losses pursuant to section 254 BGB; or

(vi)

the Purchaser has failed to comply with any of its covenants, obligations and other undertakings under Section 12.2 or Section 12.6 or Section 15.1, to the extent the same contributed to the liability of the Seller pursuant to a Purchaser’s Claim.

(b)

Any payments actually made by the Seller in order to discharge a liability, which is or becomes excluded or reduced under this Section 12.4, shall be refunded by the Purchaser to the Seller promptly upon the occurrence of the event triggering such exclusion of liability. The Purchaser undertakes to properly inform the Seller about any event which, to its actual knowledge, is reasonably likely to trigger an exclusion or reduction of liability or a refunding obligation under this Section 12.4.

12.5	Effects of Knowledge

(a)

A Purchaser Claim, other than a claim for the Seller’s breach of Section 10.7 and Section 11.2, cannot be raised against the Seller, and the Seller’s liability shall be excluded if and to the extent the facts or circumstances giving rise to a Purchaser Claim are actually known on the Signing Date or should reasonably have been known by the Purchaser or any of the Purchaser’s Representatives on the Signing Date based on the standard of a person that is aware of the legal framework, laws and regulations applicable to the Business and the Group Companies and that has performed a professional due diligence exercise customary for transactions of the size and kind as the Transaction.

(b)

For all purposes of this Agreement (including the exclusion under Section 12.5(a)), the Purchaser shall be deemed to have knowledge of all matters and facts set out in this Agreement, including its Exhibits and Schedules, as well as all matters and facts Fairly Disclosed in:

(i)

the documents and written information of a commercial, financial, accounting, tax, legal and other nature concerning the Sold Shares, the Group Companies and the Business made available to the Purchaser and/or the Purchaser’s Representatives during, or in connection with, their Due Diligence, which include inter alia:

(A)

any presentation materials shared with and information provided to the Purchaser and/or the Purchaser’s Representatives at management presentations, expert meetings and other meetings with any of (i) the Group Companies’ representatives (including the Group Companies’ managing directors, employees, advisors and counsel) and/or (ii) the Seller and/or the Seller’s Affiliates and/or its/their respective representatives (including their (managing) directors, employees, advisors and counsels); and/or

(B)

the written statements (including in e-mails) made, and answers given, to the Purchaser and/or the Purchaser’s Representatives during the question & answer (Q&A) process instituted with respect to the Due Diligence and during any other meetings or correspondence with any of (i) the Group Companies’ representatives (including the Group Companies’ (managing) directors, employees, advisors and counsel) and/or (ii) the Seller and/or the Seller’s Affiliates and/or its/their respective representatives (including their (managing) directors, employees, advisors and counsels), including in the course of the negotiation of this Agreement; or

(ii)

in the electronic data room operated by Datasite and maintained under the project name “Silva” (the “Data Room”) and made accessible to the Purchaser and/or the Purchaser’s Representatives until 15 July, 17:47 hours CET 2022. A complete set of the contents of the Data Room has been set aside in electronic form on a USB memory stick, a copy of which has been handed over to each Party.

For the purposes of this Agreement, “Fairly Disclosed” shall mean disclosed in writing in a not misleading manner and in such reasonable detail that the relevant circumstances and/or risks could be identified by an experienced and professional (i) purchaser and/or (ii) advisor and by applying the standard of care of a reasonably prudent business man.

12.6	Cooperation regarding Third Party Claims

(a)

In case of circumstances that are reasonably likely to give rise to a Purchaser Claim and which relate to court rulings, awards or decisions of any arbitral tribunals or public orders issued or third party claims raised against the Purchaser or any of the Group Companies (collectively the “Third Party Claim”), any liability of the Seller shall be subject to the Purchaser’s compliance with the obligation to procure (steht dafür ein) that, in each case to the extent legally permissible,

(i)

the Seller shall without undue delay be properly informed and provided with all relevant documentation and reasonable assistance by the Purchaser regarding any judgment, ruling, decision, order, claim or proceeding which would reasonably likely give rise to a Third Party Claim (including copies of those documents that relate to or trigger a certain time limit (fristbezogene Dokumente);

(ii)	the Seller shall be given the reasonable opportunity to comment on, participate in and review any reports, audits, meetings and other measures or actions taken in respect of a Third Party Claim;

(iii)

no admission of liability, disposal, settlement, compromise, or binding declaration shall be made by or on behalf of the Purchaser or any Group Companies vis-à -vis any court, arbitral tribunal, public authority, or third party regarding a Third Party Claim without the prior written instruction or written consent of the Seller, not to be unreasonably withheld, conditioned or delayed;

(iv)

such measures or actions (including the selection of the advisors to be retained) shall be taken or omitted as Seller may reasonably instruct to avoid, defend, dispute, appeal, resist, contest, compromise, settle, or otherwise administer such Third Party Claim;

(v)	for such defense, dispute, settlement, or administration action such independent advisors shall be retained as selected by the Seller, acting reasonably;

(vi)

if legally permitted and requested by the Seller, the Group Companies give the Seller the opportunity to defend or settle the Third Party Claim at the Seller’s sole discretion, acting reasonably. The Seller shall be entitled to participate in and direct all negotiations and correspondence with the relevant third party and to appoint and instruct legal counsel to act on behalf and as representative of the Group Companies (and the Purchaser shall procure (steht dafür ein) that the Group Companies issue any power of attorney as may reasonably be required for such purpose). No action by the Seller or the Seller’s Affiliates and their (managing) directors and employees, advisors and counsel in connection with the defense of the Third Party Claim shall be construed as an express or implied acknowledgement (Anerkenntnis) by the Seller that a Purchaser Claim under or in connection with this Agreement is given or of the facts and circumstances underlying the alleged Purchaser Claim.

(b)

The Seller shall at any time instruct the measures and actions pursuant to lit. (a)(iv) above respectively and shall defend the Third Party Claim if so elected pursuant to lit. (a)(vi) above with the diligence of a prudent business man and shall not take or instruct any such measure or action which is materially prejudicial to the legitimate business interests of the Group Companies.

(c)

To the extent the Seller is in breach of a Seller’s Guarantee or Seller’s Covenant or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, relating to a Third Party Claim based on an enforceable court ruling in accordance with Section 21 below or as acknowledged (anerkannt) by the Seller in writing, all costs and expenses reasonably incurred by the Purchaser in connection with the defense of such alleged Third Party Claim shall be borne by the Seller without increasing the Seller’s liability pursuant to this Section 12. If the Seller is not in breach of a Seller’s Guarantee or Seller’s Covenant or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, relating to a Third Party Claim based on an enforceable court ruling in accordance with Section 21 below, any costs and expenses reasonably incurred by the Seller in connection with the defense of such alleged Third Party Claim shall be borne by the Purchaser. The failure of the Purchaser to comply in all material respects with its obligations under this Section 12.6 shall release the Seller from its obligations with regard to any Purchaser Claim in respect of such Third Party Claim, but only to the extent such failure shall prejudice the defenses available to the Seller or otherwise increase the Seller’s liability pursuant to a Purchaser Claim.

(d)

This Section 12.6 shall not apply if the Third Party Claim results in a claim of the Purchaser under the W&I Insurance taken out by the Purchaser, and the Insurer under Purchaser’s W&I Insurance decides to take over the defense against such Third Party Claim.

12.7	No Gross-up

The Seller shall in no event owe to the Purchaser any gross-up for Taxes falling due in connection with any compensation for any Losses received from the Seller.

12.8	Adjustment of the Purchase Price

To the extent legally permissible, the Parties agree that all payments made pursuant to this Section 12 shall constitute adjustments of the Purchase Price.

13.	LIMITATION OF SELLER’S LIABILITY

13.1	All Purchaser Claims shall be time-barred (verjährt) twelve (12) months after the Closing Date, except for:

(a)	all claims arising from a breach of any of the Fundamental Guarantees which shall be time-barred (verjährt) on the second (2nd) anniversary of the Closing Date; and

(b)

all claims arising as a result of a willful (vorsätzlich) or fraudulent (arglistig) breach of the Seller’s obligations under this Agreement, which shall be time-barred (verjährt) in accordance with the statutory provisions set forth in sections 195, 199 BGB

(collectively the “Time Limitations”).

13.2	Suspension of Purchaser Claims

The Time Limitations for any Purchaser Claim shall be suspended (gehemmt) pursuant to section 209 BGB only by commencing of proceedings in accordance with Section 21.2 by the Purchaser pursuant to section 204 para. 1 no. 11 BGB. Section 203 BGB shall not apply.

13.3	All Purchaser Claims

(a)	referred to under Section 13.1(b) above;

(b)	resulting from a breach of specific performance to transfer the Sold Shares or Receivables to the Purchaser under this Agreement (Erfüllungsanspruch);

(c)	resulting from a breach of a Fundamental Guarantee; and

(d)	resulting from a breach of the Seller’s Covenant pursuant to Section 11.2 (No Leakage);

are collectively referred to as the “Exempted Claims”.

13.4	De Minimis Amount; Deductible

Subject to any other limitation or exclusion of Seller’s liability under this Agreement, the Seller shall only be liable for Losses resulting from any Purchaser Claim if and to the extent that such Losses exceed an amount of EUR 100,000 (the “De Minimis Amount”) in the individual case and the aggregate amount of all Losses resulting from such individual Purchaser Claims each exceeding the De Minimis Amount exceeds an amount of EUR 750,000 (the “Deductible”), in which case only the amount of Losses exceeding the Deductible shall be recoverable (Freibetrag), subject to the other provisions of this Section 13. The limitations of this Section 13.4 shall not apply to any Exempted Claims.

13.5	Liability Cap

The Seller’s aggregate liability for any and all claims of the Purchaser under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees or any other obligation, covenant, indemnity, agreement, undertaking or claim under or in connection with this Agreement, except for Purchaser Claims as a consequence of breaches resulting in Exempted Claims shall not exceed an amount of EUR 1.00 (the “Liability Cap”). The Seller’s overall liability under or in connection with this Agreement, including for breaches resulting in Exempted Claims, but except for claims of the Purchaser arising as a result of fraudulent (arglistige) or willful (vorsätzliche) breaches of Seller’s obligations under or in connection with this Agreement, shall in no event exceed an aggregate amount of the Purchase Price.

13.6	W&I Insurance

(a)

The Purchaser (i) confirms and represents to the Seller that it will take out a customary warranty and indemnity insurance under an insurance policy to be executed on or about the date hereof, a final draft of which is attached hereto as Exhibit 13.6(a) (the “W&I Insurance” and RiskPoint A/S (acting on its own behalf as well as in its capacity as agent for the further insurance providers) the “Insurer”), and (ii) undertakes not to subsequently change or terminate the W&I Insurance and to refrain from any other actions or omissions that adversely affect its coverage position under, or the continuation of, the W&I Insurance.

(b)

It is hereby acknowledged and agreed by the Parties that any liability of the Seller for any claims of the Purchaser against the Seller under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees, the Seller’s Covenants or any other indemnities, covenants, agreements or undertakings set forth in this Agreement, except for Purchaser Claims as a consequence of breaches by the Seller resulting in Exempted Claims, in excess of the Liability Cap shall be excluded and be EUR 0. Consequently, the Purchaser’s sole recourse for any claims under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees, the Seller’s Covenants or any other indemnities, covenants, agreements or undertakings set forth in this Agreement, except for Purchaser Claims as a consequence of breaches resulting in Exempted Claims, in excess of the Liability Cap shall be only against the Insurer. The Purchaser confirms to the Seller that the risk of non-implementation of the W&I Insurance as well as the validity and collectability risk in respect of the W&I Insurance and hence, the risk to successfully claim and/or recover from the Insurer any Losses of the Purchaser under or in connection with this Agreement, including in connection with any breaches of any of the Seller’s Guarantees, the Seller’s Covenants or any other indemnities, covenants, agreements or undertakings set forth in this Agreement, except for Purchaser Claims as a consequence of breaches resulting in Exempted Claims, in excess of the Liability Cap shall solely and irrevocably rest with the Purchaser.

For the avoidance of doubt, if and to the extent any Exempted Claim is fully recovered or is reasonably recoverable under the W&I Insurance, Seller’s liability therefor shall be excluded, it being understood that any amounts that fall under applicable deductibles under the W&I Insurance shall be deemed reasonably recovered in this context.

(c)

To the extent any part of any Seller’s Guarantee (except for the Fundamental Guarantees) is not covered by the W&I Insurance, such part of such Seller’s Guarantee shall be deemed to have been deleted and not provided by the Seller. Without prejudice to the previous sentence, to the extent any Seller’s Guarantee (except for the Fundamental Guarantees) is only covered by the W&I Insurance, to the extent such Seller’s Guarantee is deemed to have been amended as stated in the W&I Insurance, then such Seller’s Guarantee shall be deemed to have been amended accordingly.

(d)

The Purchaser shall procure (steht dafür ein) that under the W&I Insurance the Insurer shall not be entitled to subrogate against the Seller, except if the payment under the W&I Insurance or any loss as defined in the W&I Insurance arises out of Seller’s fraud (Arglist) or willful misconduct (Vorsatz).

13.7	No other Remedies

The remedies which the Purchaser may have against the Seller under or in connection with this Agreement, including for breaches of any of the Seller’s Guarantees or Seller’s Covenants or any other obligation, covenant, agreement, undertaking or claim under or in connection with this Agreement, shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchaser. If and to the extent legally permissible, any claims and remedies other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, are hereby expressly excluded and waived by the Purchaser, such waiver hereby being accepted by the Seller.

13.8	Exclusion of Statutory Liability Regime

(a)

Without limiting the generality of Section 13.7, in particular, any right of the Purchaser to lower the Purchase Price or any portion thereof (Minderung), to withdraw (Rücktritt) from this Agreement or to require the winding up of the Transaction contemplated hereunder on any other legal basis (e.g. by way of großer Schadenersatz or Schadenersatz statt der ganzen Leistung), any claims for breach of pre-contractual obligations (culpa in contrahendo), including but not limited to claims arising under sections 241 para. 2, 311 para. 2 and 3 BGB, or ancillary obligations (Nebenpflichten), including but not limited to claims arising under sections 241 para. 2, 280 BGB, or based on the principles of disturbance of the fundamentals of the transaction (Störung der Geschäftsgrundlage), or ancillary obligations (positive Forderungsverletzung), are hereby expressly excluded and waived (verzichtet) by the Purchaser, such waiver hereby being accepted by the Seller. Further, none of the claims referred to in the previous sentence may be based on any alleged requirement of the Seller (or any person whose knowledge is attributed, or purported to be attributed, to the Seller) under or in connection with this Agreement to undertake investigations or inquiries in respect of Seller’s Guarantees (whether qualified by Seller’s Knowledge or not) as it is understood and agreed that the Seller’s Guarantees and any Purchaser Claim shall solely be governed by the terms of this Agreement and that the Purchaser Claim shall solely entail such consequences as expressly provided in this Agreement in respect of the Purchaser Claim. If and to the extent the exclusion of claims based on the principles of disturbance of the fundamentals of the transaction (Störung der Geschäftsgrundlage) is, despite the risk allocation agreed upon between the Parties in this Agreement, held invalid, such exclusion shall be construed, to the extent legally permissible, to set the thresholds for such principles to apply particularly high and to limit respective remedies to adjustment of this Agreement under exclusion of the right to withdraw (Rücktritt). Further, all remedies of the Purchaser for defects of the purchase object, including but not limited to claims arising under sections 437 through 441 BGB, and the right to rescind (anfechten) this Agreement are hereby expressly excluded and waived (verzichtet) by the Purchaser such waiver hereby being accepted by the Seller.

(b)

The limitations of this Section 13.8 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for willful deceit (arglistige Täuschung) by the Seller or the Seller’s respective own willful misconduct (Vorsatz), in which case statutory law shall apply. However, it is hereby clarified that the Seller’s liability for (i) claims based on any attribution of knowledge or responsibility, including in respect of vicarious agent (Erfüllungsgehilfe) or other third parties, (ii) deceit (Arglist), willful misconduct (Vorsatz) or any other fault (Verschulden) by any vicarious agent (Erfüllungsgehilfe) of the Seller, if any, within the meaning of section 278 BGB, (iii) any claims based on the application (including analogous application) of section 166 BGB, or (iv) claims or rights based on tort or any other legal grounds is, under and in connection with this Agreement, comprehensively and for all purposes excluded to the largest extent legally permissible.

13.9	The Purchaser acknowledges and agrees that

(a)

the Purchaser has made its own evaluation of the adequacy and accuracy of any past information, forecasts, estimates, budgets or projections (including the reasonableness of the assumptions underlying the same);

(b)

no (managing) director, board member, employee or advisor of any of the Group Companies is or was at any time authorized to act on behalf of or as vicarious agent (Erfüllungsgehilfe) for the Seller in the performance of its duties as the Seller or under or in connection with this Agreement; and

(c)

the Seller shall have no liability to the Purchaser whatsoever in the event any of the persons mentioned under Section 13.9(b) or any advisor or vicarious agent (Erfüllungsgehilfe) of the Seller carelessly, negligently or intentionally (fahrlässig oder vorsätzlich) failed or fails to disclose information in any respect or way to the Purchaser before Closing concerning the Business or the assets, liabilities or affairs of the Group Companies.

14.	PURCHASER’S AND GUARANTOR’S REPRESENTATIONS AND WARRANTIES

The Purchaser and the Guarantor hereby guarantee to the Seller by way of an independent promise of guarantee (selbstständiges Garantieversprechen) that the statements set forth in this Section 14 are true and correct as at the Signing Date, unless a different date is set out in the relevant representation. The representations and warranties in Sections 14(a) to 14(k) below shall constitute separate, independent obligations of the Purchaser and the Guarantor, and the scope and content of each representation and warranty and any liability arising hereunder shall be exclusively defined by the provisions of this Section 14, which provisions form an integral part of such representations and warranties.

(a)

The Purchaser is a limited liability company (GmbH) duly organized and validly existing under the laws of Germany and the Guarantor is a corporation duly organized and validly existing under the laws of the State of Washington, U.S.

(b)

The Purchaser and the Guarantor have the full corporate power and authority to deliver this Agreement and to carry out the Transaction, and the Transaction has been duly authorized by all necessary corporate actions on the part of the Purchaser and the Guarantor. This Agreement has been duly executed on behalf of the Purchaser and the Guarantor and constitutes their binding obligations.

(c)

There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Purchaser, threatened against, or affecting the Purchaser or its respective Affiliates or the Guarantor before any Governmental Authority or other third party which challenges or seeks to prevent or materially delay the consummation of the Transaction.

(d)

The execution and performance by the Purchaser or the Guarantor of this Agreement and the Transaction require no prior approval by or filing with any governmental body, public agency or official or other third party, save only for the Clearances.

(e)

No insolvency or similar proceedings have been, or have been threatened in writing to be, opened over the assets of the Purchaser or the Guarantor. Neither the Purchaser nor the Guarantor is illiquid (zahlungsunfähig) or over-indebted (überschuldet) within the meaning of sections 16 et seq. German Insolvency Code (InsO) or any other comparable applicable insolvency laws of other applicable jurisdictions.

(f)	Neither the Purchaser, the Guarantor nor any of the Purchaser’s Representatives have actual knowledge of any fact which could result in any Purchaser Claim.

(g)

The information provided by or on behalf of the Purchaser and/or the Purchaser’s Representatives or the Guarantor to the Seller and/or Seller’s representatives prior to the Signing Date with respect to and in preparation and/or assessment of any filings to obtain the Clearances is correct and, to the Purchaser’s and the Purchaser’s Representatives’ actual knowledge (positive Kenntnis), complete with respect to the relevant information that filings to obtain clearances are only required in Germany and Austria, provided that neither the Purchaser nor the Guarantor represents, warrants or shall be liable or responsible for the information or data related to the Group Companies and provided by or on behalf of the Seller. Any assessments provided by or on behalf of the Purchaser, the Guarantor or the Purchaser’s Representatives to the Seller and/or Seller’s representatives with respect to required Clearances and respective filing requirements have been prepared in good faith and with due care.

(h)

The Purchaser has, or has ready access to, sufficient, immediately available funds, conditional upon no other conditions than the Closing Condition being satisfied or waived to enable the Purchaser to fulfil its payment obligations under this Agreement if and when they are due.

(i)	The Guarantor has ready access to or has cash sufficient to enable the Guarantor to fulfil all of its obligation under and in connection with this Agreement if and when it is due.

(j)	The Purchaser is acquiring the Sold Shares at the Purchaser’s own account.

(k)

The Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder, agent (Erfüllungsgehilfe) or other third party with respect to the Transaction for which the Seller could become wholly or partly liable.

15.	PURCHASER’S COVENANTS

15.1	Actions in connection with the Transaction; D&O Insurance

The Purchaser agrees to execute, or procures (steht dafür ein) to be executed, at the Seller’s request, all agreements and documents and to give and take, or cause to be given and taken, respectively, all other declarations and actions necessary under applicable laws and regulations to consummate the Transaction, unless the execution of such agreements and documents or the giving of such declarations or the taking of such actions would cause an unreasonable hardship (Unzumutbarkeit) to the Purchaser. The Purchaser shall procure (steht dafür ein) that any directors & officers insurance which existed up and until Closing for the benefit of any Indemnified Person, if any, will be maintained in a way to secure that potential claims against Indemnified Person based on acts or omissions up to and until Closing are covered to the same extent they were until Closing.

15.2	Preservation and Access to Books

The Purchaser hereby undertakes to procure (steht dafür ein) that as from the Closing Date the Group Companies will properly maintain and preserve, during the longer of the statutory keeping periods and a period of five (5) years as from the Closing Date, all relevant books and records (including but not limited to files, correspondence, documents, other papers and electronic data) of the Group Companies (the “Company Books”), to the extent they relate to the periods prior to and including the Closing Date. The Purchaser hereby undertakes to procure (steht dafür ein) that the Seller and its Affiliates as well as its and their employees, professional advisors and other representatives shall be granted, upon reasonable request, reasonable access to the Company Books (including the right to receive, in due time, hard and/or electronic copies thereof) and to the personnel of the Group Companies, to the extent such access is reasonably requested by the Seller or its Affiliates for Tax, accounting or regulatory filing purposes or other legitimate reasons (but excluding in the context of any judicial proceedings arising out of, or in connection with, this Agreement) and provided that such access does not unreasonably interfere with the business conduct of the Group Companies.

15.3	Assistance by the Group Companies

Following the Closing Date and for a period of five (5) years therefrom and notwithstanding the obligations of the Purchaser pursuant to Section 15.2 above, the Purchaser shall and shall procure (steht dafür ein) that the Group Companies shall give such assistance to the Seller and its Affiliates as the Seller or any of its Affiliates may reasonably request in relation to any third party proceedings by or against the Seller or any of its Affiliates so far as they relate to the Group Companies, in the periods prior to the Closing Date, including proceedings relating to employees’ claims, taxation or vis-à-vis the Purchaser.

16.	PURCHASER’S INDEMNITY

16.1	No Claims by the Group Companies

The Purchaser undertakes not to bring, and shall procure (steht dafür ein) that the Guarantor, their respective Affiliates and their (managing) directors, employees or board members as well as, after the Closing Date, the Group Companies and their managing directors, employees or board members (collectively the “Purchaser’s Related Parties”) will not bring any claims or initiate legal proceedings against the Seller or any of the Seller’s Affiliates (other than the Group Companies) or their respective direct or indirect shareholders, successors, officers, managing directors, board members, employees, advisors or agents or the Group Companies’ officers, managing directors, board members, employees, advisors or agents (each an “Indemnified Person”) on whatever legal grounds on behalf of or for the benefit of the Purchaser, in particular in connection with

(a)	the Indemnified Person’s

(i)	former direct or indirect shareholding in or contractual or legal relationship with a Group Company;

(ii)	position as an officer, (managing) director, board member, employee, advisor or agent of a Group Company; or

(iii)	position as a joint debtor of a Group Company;

(b)	the Finance Documents;

(c)	(i) any Permitted Leakage, or (ii) any action made until the Effective Date which would have qualified as Leakage if made after the Effective Date,

except (i) for claims based on deceit (Arglist) or willful misconduct (Vorsatz), or (ii) if and to the extent the Purchaser is explicitly entitled to be compensated for such liability or obligation by the Seller under and pursuant to the terms of this Agreement (collectively the “Permitted Claims”).

16.2	Indemnification of Indemnified Persons

(a)

If, after Closing, an Indemnified Person is held liable by any of the Purchaser’s Related Parties for any existing or future liability or obligation on the basis of any of the matters set forth above, then, unless such claim is a Permitted Claim, the Purchaser shall indemnify such Indemnified Person in respect of the relevant obligation and/or liability, together with all reasonable out-of-pocket costs and expenses relating thereto including reasonable legal fees, expenses and disbursements and Taxes arising out of or in connection therewith (the “Seller’s Indemnification Claims”).

(b)

The Purchaser waives, and shall, after Closing, procure that all Group Companies waive, any claims they may have against any Indemnified Person unless such claim is a Permitted Claim, such waiver hereby being accepted by the Seller. The Purchaser acknowledges and agrees that, prior to the Scheduled Closing Date, a waiver by the Group Companies for any actual or contingent, known or unknown claim against the Indemnified Persons, except for Permitted Claims, shall be executed in form and substance as attached hereto as Exhibit 16.2(b) (a “Waiver”). Immediately following Closing, the Purchaser shall (i) pass a shareholder’s resolution at the Company confirming and approving the execution of the Waiver by the Company and (ii) procure the passing of a shareholders’ resolution at each other Group Company confirming and approving the execution of the Waiver by such Group Company.

(c)

The agreements on the obligations of the Purchaser pursuant to Sections 16.1 and 16.2 are a true agreement for the benefit of third parties (echter Vertrag zugunsten Dritter) within the meaning of section 328 para. 1 BGB for the benefit of each Indemnified Person.

16.3	No Repayment of the Receivables; 2022 Net Cash Distribution etc.

The Purchaser

(a)

undertakes to ensure (steht dafür ein) that, during a period of at least one (1) year following the Closing Date, the Receivables are not satisfied (rückgewährt), in whole or in part, by any means, in particular is neither partially nor fully repaid to the Purchaser or to any other person or entity that acquired (whether by contractual transfer or otherwise) the Receivables; and

(b)

agrees to indemnify and hold harmless the Seller and each Indemnified Person (which, for this purpose, shall include any and all lenders under the financing referred to in Section 2.2) from and against any claims whatsoever

(i)

against the Seller or any Indemnified Person in respect of any portion of the Receivable (or of any receivable, if any, replacing, in whole or in part, the Receivables) resulting from a breach of the obligation under Section 16.3(a) or otherwise related to a satisfaction (Rückgewähr) of such claims by or on behalf of the respective debtor vis-à-vis the Purchaser or any subsequent acquirer of such claims (or portions thereof), including from any related costs and expenses reasonably incurred by the Seller and/or any Indemnified Person in connection therewith; and

(ii)

which may stem from the 2022 Net Cash Distribution, in particular with respect to claw-back claims in case an insolvency proceeding is applied for over the estate of the Company and/or any other Group Company following the Closing Date.

17.	SELLER’S REMEDIES

If and to the extent any of the Purchaser’s or the Guarantor’s guarantees or the Purchaser’s or the Guarantor’s covenants or indemnities under Sections 14, 15 and 16, is breached or the Purchaser or the Guarantor is in breach of any other obligations or otherwise liable to the Seller, as the case may be, under or in connection with this Agreement, the Seller’s respective claims and remedies, and the Purchaser’s and/or the Guarantor’s liability vis-à -vis the Seller shall be determined in accordance with statutory law, with any specific claim or remedy provided for under this Agreement (e.g. the Seller’s Indemnification Claims pursuant to Sections 16.2 or the Seller’s claim for the Lump-Sum Compensation pursuant to Section 9.5(b)(i)) remaining unaffected.

18.	CONFIDENTIALITY

18.1	Subject to Section 18.2 and Section 22 each Party shall treat strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)	the existence, subject matter and provisions of this Agreement or any document referred to in or entered into pursuant to this Agreement;

(b)	the negotiations relating to this Agreement and all documents referred to in this Agreement or entered into pursuant to this Agreement; or

(c)	the respective other Party/Parties (or its/their Affiliates)

((a) through (c) collectively the “Confidential Information”).

18.2

If any disclosure or announcement of Confidential Information is required by law or by any regulation, rule or any court, Governmental Authority, such disclosure may be made by the Party which has been addressed and to the extent legally permissible and reasonably possible after:

(a)	having informed the other Parties without undue delay (unverzüglich) about the existence and scope of such obligation and the circumstances under which the obligation has been imposed upon it;

(b)	ensuring the confidential treatment of such Confidential Information disclosed to the relevant court or Governmental Authority;

(c)	consulting with the other Parties on possible steps to avoid or limit the disclosure; and

(d)	taking into account any reasonable steps another Party may request to prevent or limit the scope or impact of such disclosure.

18.3	Section 18.1 does not apply to the disclosure of Confidential Information:

(a)	to the extent that it is generally available to the public other than as a result of a breach of any duty of confidentiality by any Party;

(b)

to a (managing) director, officer or employee of the Purchaser, the Guarantor, the Seller or an Affiliate of the Seller (including any shareholder or partner of such Affiliate) or an Affiliate of the Purchaser or the Guarantor whose function requires him or her to have the Confidential Information, subject to the condition that the Party making the disclosure procures that those persons treat the Confidential Information as confidential;

(c)

to the extent that it is required to be disclosed by applicable law, rule of listing authority or a stock exchange or Governmental Authority with relevant powers to which the Seller or the Seller’s Affiliates or the Purchaser is subject to or submits to, whether or not the requirement or request (as applicable) has the force of law, provided that the disclosure shall so far as is practicable and lawful be made after consultation with the Purchaser or the Seller (as the case may be) regarding the content, timing and manner of that disclosure unless the wording of any such disclosure is substantially the same as any previous disclosure made in consultation with the Purchaser or the Seller (as the case may be);

(d)

to professional advisors, providers of third party finance or W&I broker(s) or W&I insurer(s) providing for the W&I Insurance or auditors of the Purchaser, the Purchaser’s Affiliates, the Seller or the Seller’s Affiliates in connection with their engagement and subject to customary confidentiality obligations; or

(e)	the publication of the press release agreed between the Parties in writing.

18.4

The Purchaser shall cause the Group Companies and their respective legal successors to inform the Seller in a timely manner of any inquiries, requests, notices or similar correspondence received by the Purchaser or any of the Group Companies after the Closing Date from any Tax Authorities and relating to the Seller.

18.5

The Parties shall, to the extent legally permissible and to the extent able as shareholders, ensure that their Affiliates, from time to time, and the Purchaser shall also ensure that the Purchaser’s Representatives, and, to the extent legally permissible and to the extent able as shareholders, the Group Companies shall after the Closing Date, comply with the obligations in this Section 18.

19.	GUARANTOR’S UNDERTAKING

The Guarantor hereby accedes to any obligation and liability of the Purchaser under or in connection with this Agreement, including the obligation to pay the Purchase Price and to provide indemnification, if and when due, as if it were the Guarantor’s own principal obligation or liability (Schuldbeitritt). For the avoidance of doubt, the Guarantor hereby waives, and each of the Seller hereby accepts such waiver, any rights which the Guarantor may have to require the Seller to proceed first against, or claim payment from, the Purchaser such that as between the Seller and the Guarantor the latter shall be liable as principal debtor as if it had entered into the undertaking to perform such obligations under or in connection with this Agreement jointly and severally with the Purchaser.

20.	MISCELLANEOUS

20.1	Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by three hundred and sixty (act/360).

20.2

The Purchaser shall bear all transfer taxes (including real estate transfer tax and VAT, if applicable), stamp duties, fees (including fees for the notarization, if any, of this Agreement and other related agreements), registration tax and other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions provided for therein (irrespective whether levied from the Seller or the Purchaser as debtor) and shall be responsible for the correct and timely filing any required notices with the competent Tax Authority. Save as aforesaid, each Party shall bear its own costs, expenses and Taxes, including the fees of its respective own advisors and counsels.

20.3

This Agreement, including the Exhibits and Schedules, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements, save only for the obligations and liabilities of the confidentiality agreement entered into between HIT Holzindustrie Torgau GmbH & Co. KG and the Purchaser dated 7 February 2022 which shall continue in full force and effect until the Closing has occurred, and, should this Agreement be rescinded for any reason, for a period of two (2) years after the date of the rescission of this Agreement (Section 9.5). Any supplements or amendments to or a termination of this Agreement, as well as any declarations or waiver to be made hereunder, shall be valid only if made in writing, or, if required by law, in due notarial form. This shall also apply to any change to, or cancellation of this Section 20.3.

20.4	No Assignment

(a)

Subject to Section 20.4(b) below, neither the Purchaser nor the Guarantor may assign, delegate or otherwise transfer any right or claim it may have (individually or jointly) under or in connection with this Agreement without the prior written consent of the Seller. However, the Purchaser may assign or pledge for security purposes rights and claims under this Agreement in connection with the financing of the Transaction subject to the Closing Actions having been performed. Any such permitted assignment shall only become effective after the payments to be made on the Closing Date have been received by the respective Party. The Purchaser shall notify the Seller of any such assignment and the assignee.

(b)

Notwithstanding the foregoing, the Purchaser may designate one of its subsidiaries to accede to and to assign its rights under this Agreement to such subsidiary upon notice to but without the consent of the Seller (which consent is hereby given), provided that any such accession and assignment shall not release the Guarantor or Purchaser of their obligations under this Agreement and not incur any additional obligations of the Seller or otherwise increase the Seller’s liability under, or in connection with, this Agreement. The Parties shall execute and deliver such further agreements and instruments and take such further actions as necessary or desirable to fully give effect to such accession and assignment including, if required, notarizations of all such agreements and instruments.

20.5

Unless stated explicitly otherwise in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including the Group Companies (kein echter Vertrag zugunsten Dritter).

20.6

Unless provided otherwise in this Agreement, all notices, requests and other communications under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier, mail, or pdf-copy by e-mail to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) a notice, request or other communication via e-mail shall suffice in case such communication is to be made “in writing” or in “written” form as per this Agreement, (ii) receipt of a copy of a notice, request or other communication by a Party’s advisors shall not constitute or substitute receipt thereof by the respective Party itself, and (iii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

(a)	To the Seller:

Wood Intermediate S.à r.l.

Attn. The Managers

17 Boulevard F.W. Raiffeisen, 2411 Luxembourg

Grand Duchy of Luxembourg

E-Mail: Ludovic.Trogliero@jtcgroup.com / Joost.Mees@jtcgroup.com with copies to:

Deutsche Bank AG, London Branch

Attention: Nick Jarvis / Louis de Ste Croix / Philipp Kreker

Winchester House, 1 Great Winchester Street

EC2N 2DB London, United Kingdom

E-Mail: nick.jarvis@db.com / Louis.deSteCroix@db.com / philipp.kreker@db.com

and

Orchard Global Asset Management LLP

Attention: Philip Sbrocchi

Level 16, 100 Bishopsgate

EC2N 4AG London, United Kingdom

E-Mail: Philip.Sbrocchi@orchardgroup.com / silva@orchardgroup.com / backoffice@orchardgroup.com

and

Latham & Watkins LLP

Attention: Stefan Süß / Dr. Heiko Gotsche

Maximilianstraße 13

80539 Munich

E-Mail: stefan.suess@lw.com / heiko.gotsche@lw.com

(b)	To the Purchaser:

Mainsee 1434. V V GmbH

Attention: Dr. Carsten Merforth

Am Bahnhof 123

07929 Saalburg-Ebersdorf

E-Mail: brian.merwin@mercerint.com

carsten.merforth@mercerint.com

with copies to:

Sangra Moller LLP

Attention: Harjit S. Sangra

1000 Cathedral Place

925 West Georgia Street

Vancouver, BC V6C 3L2

E-Mail: hsangra@sangramoller.com

(c)	To the Guarantor:

Mercer International Inc.

Attention: Brian Merwin

Suite 1120 – 700 West Pender Street

Vancouver, BC V6C 1G8

E-Mail: brian.merwin@mercerint.com

with copies to:

Sangra Moller LLP

Attention: Harjit S. Sangra

1000 Cathedral Place

925 West Georgia Street

Vancouver, BC V6C 3L2

E-Mail: hsangra@sangramoller.com

Any notice, request or other communication given to the Purchaser under or in connection with this Agreement shall be considered a notice, request or other communication given to the Guarantor as well, and vice versa.

20.7

The Seller hereby appoints Mr. Stefan Süß with business address at Latham & Watkins LLP, Maximilianstraße 13, 80539 Munich, Germany as agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings and disputes involving the Purchaser under or in connection with this Agreement. Such appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his or her appointment has been notified to and approved in writing by the Purchaser, such approval not to be unreasonably withheld. The Seller shall promptly after the Signing Date and upon the appointment of any new agent for service of process, as the case may be, issue to the agent for service of process a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent for service of process to submit such written power of attorney (Vollmachtsurkunde) in connection with any service of process under this Agreement.

20.8

The Guarantor hereby appoints Mirko von Bieberstein with business address at Cleary Gottlieb Steen & Hamilton LLP, Main Tower, Neue Mainzer Strasse 52, 60311 Frankfurt am Main, Germany as agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings and disputes involving the Purchaser or the Guarantor, respectively, under or in connection with this Agreement. Such appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his or her appointment has been notified to and approved in writing by the Seller, such approval not to be unreasonably withheld. The Purchaser and the Guarantor shall promptly after the Signing Date and upon the appointment of any new agent for service of process, as the case may be, issue to the agent for service of process a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent for service of process to submit such written power of attorney (Vollmachtsurkunde) in connection with any service of process under this Agreement.

20.9	In this Agreement (including all Exhibits and Schedules):

(a)	a reference to a Recital, Section or Exhibit or Schedules means a Recital, Section or Exhibit or Schedule of or to this Agreement;

(b)

a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split-up or de-merged, by means of a statutory split-up or demerger;

(c)

a “director” is a reference to a member of the board of directors or equivalent body of a company, corporation or other body corporate, and includes (without limitation) a manager (gérant) or managing director (Geschäftsführer) of any such company, corporation or other body corporate;

(d)

a reference to a “person” includes a reference to an individual, a corporate body, an association, a partnership, a government or a state body and any other legal entity and includes in each case such person’s successors to all or parts of its business and permitted assigns;

(e)

any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than Germany, be construed to include what most closely resembles in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

(f)

whenever the words “include”, “includes” or “including” or “in particular” or similar expressions are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “hereof”, “herein”, “hereunder”, “hereto” or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement;

(g)

the disclosure of any matter shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in this Agreement (including in an Exhibit and a Schedule) shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement;

(h)	a reference to “as of” a certain date or point in time shall only be a reference to the date or point in time as such and not to any period thereafter; and

(i)	the headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

21.	GOVERNING LAW AND PLACE OF JURISDICTION

21.1

This Agreement shall be governed by German substantive law (Deutsches Sachrecht), excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG). Any possible current or future obligations between the Parties which fall under the EC Regulation No 864/2007 on the Law Applicable to Non-Contractual Obligations (Rome II) are also governed by German law.

21.2	The competent courts in and for Munich, Germany, shall have the exclusive jurisdiction over any disputes out of or in connection with this Agreement or its validity.

22.	PUBLIC ANNOUNCEMENTS

Notwithstanding Section 18, no Party will make any press release, public statement or announcement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided that any Party may make any public disclosure it believes in good faith is required by Law or any listing agreement or under any rules, regulations of applicable security commissions or any stock exchange or automated quotation system on which its or an Affiliate’s publicly-traded securities are listed. To the extent any Party intends to make a public disclosure in accordance with the proviso in the previous sentence, such Party shall consult with the other Party prior to making any such disclosure and provide the other Party with a reasonable opportunity to provide input on such public disclosure.

23.	SEVERABILITY

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties at the time of the conclusion of this Agreement. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 23 shall not result in a reversal of the burden of proof but that section 139 BGB is hereby excluded in its entirety.

EXHIBIT 1

DEFINITIONS

Each of the following terms shall have the meaning as ascribed to it on the respective page of this Agreement (including its Recitals) containing the respective definition (which is, solely for purposes of convenience, referred to in the following list of definitions) or as hereinafter set forth in this Exhibit 1.

2022 Net Cash Distribution	5
Affiliate	11
Agreement	1
Bank Repayment Amount	7
BGB	4
Bring-Down Certificate	21
Business	1
Business Day	12
Call Option	3
Call Price	3
Claim Notice	22
Clearances	9
Closing	12
Closing Actions	12
Closing Condition	9
Closing Confirmation	13
Closing Date	12
Company	1
Company Books	31
Company Managers	3
Company Resolution	19
Confidential Information	34
Contribution Documentation	8
Control	11
Data Room	25
De Minimis Amount	27
Deductible	27
Due Diligence	19
Effective Date	4
Exempted Claims	27
Factoring Agreement	4
Factoring Termination Agreement	21
Fairly Disclosed	25
Finance Documents	2
Financing Agreement	2
Financing Collateral	2
Fundamental Guarantees	14
Governmental Authority	9
Group	1
Group Companies	1

Group Company	1
Guarantor	1
HIT KG	2
HIT Verwaltungsgesellschaft	3
Indemnified Person	32
Inquired Individuals	18
Insurer	27
Knowledge Bearers	18
Leakage	17
Lenders	2
Lenders’ Bank Account(s)	7
Liability Cap	27
Lippmann KG Interest	3
Loan Notice	5
Long Stop Date	13
Losses	23
LPA	3
Lump-Sum Compensation	14
Notified Leakage Amount	6
On-Loan Agreement	2
On-Loan Notice Amount	5
On-Loan Purchase Price	6
On-Loan Receivable	5
Parties	1
Party	1
Payout Notice	7
Permitted Claims	32
Permitted Leakage	17
Pledge Release	7
Purchase Price	6
Purchaser	1
Purchaser Claim	22
Purchaser’s Related Parties	32
Purchaser’s Representatives	19
Receivables	5
Release Letter	7
Scheduled Closing Date	12
Seller	1
Seller’s Bank Account	8

Seller’s Covenants	20
Seller’s Guarantee	14
Seller’s Indemnification Claims	32
Seller’s Knowledge	18
Share Purchase Price	5
Shareholder Loan Agreements	2
Shareholder Loan Receivables	5
Shareholder Loans Notice Amount	5
Shareholder Loans Purchase Price	6
Shareholder Resolutions	19
Shareholder’s Resolution Company – Managers	3
Shareholders’ Resolutions Subsidiaries – Managers	3
Sold Shares	2
STAK	3
STAK Loan Agreement	3
STAK Repayment Amount	8

Subsidiaries	1
Subsidiaries’ Managers	3
Subsidiary	1
Subsidiary Interests	1
Termination Agreement	5
Third Party Claim	25
Time Limitations	27
Title Option	4
Title Option Price	4
Transaction	1
W&I Insurance	27
Waiver	32